UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

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222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Telephone: (312) 506-1230

Facsimile: (312) 506-1201

September 24, 2010

Fellow Stockholder:

You are cordially invited to attend the Allscripts Healthcare Solutions, Inc. 2010 Annual Meeting of Stockholders on Thursday, November 4, 2010 at 9:00 a.m., local time. The meeting will be held at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 proxy statement and annual report over the Internet and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet. The Notice and proxy statement contain instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

The accompanying Notice of Internet Availability of Proxy Materials and the proxy statement describe the business to be transacted at the annual meeting and provide other information concerning Allscripts of which you should be aware when you vote your shares. All stockholders are welcome to attend the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to authorize your proxy as soon as possible. You may vote by proxy on the Internet or by telephone, or, if you received the proxy materials by mail, you may also vote by mail. Your vote will ensure your representation at the annual meeting regardless of whether you attend in person. In any event, please vote as soon as possible.

On behalf of Allscripts’ Board of Directors and our management team, I would like to express our appreciation for your interest in Allscripts.

Sincerely,

Glen E. Tullman

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 4, 2010

To the Stockholders of Allscripts Healthcare Solutions, Inc.:

This proxy statement is being furnished to holders of shares of Allscripts Healthcare Solutions, Inc. (“Allscripts”) common stock in connection with the solicitation of proxies by the board of directors of Allscripts for use at the annual meeting of stockholders to be held on Thursday, November 4, 2010 at 9:00 a.m., local time. The meeting will be held at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The annual meeting is being held for the following purposes:

1.	to elect the ten director nominees named in the proxy statement to serve until the 2011 Annual Meeting of Stockholders;

2.	to approve an amendment to the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”) to, among other items, increase the number of shares available for grant thereunder by 250,000;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010; and

4.	to transact any and all other business that may properly come before the annual meeting or any adjourned session of the annual meeting.

The Allscripts board of directors recommends that Allscripts stockholders vote FOR all of the director nominees and FOR proposals 2 and 3 listed above.

Only stockholders who owned shares of Allscripts common stock at the close of business on September 14, 2010, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of it.

Your vote is important. We urge you to vote your shares promptly, even if you plan to attend the annual meeting. You may vote over the Internet, by telephone or, if you received the proxy materials by mail, by returning the enclosed proxy card. Specific instructions on how to vote can be found on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on November 4, 2010:

This proxy statement and the fiscal 2010 annual report are available at: http://www.proxyvote.com

By Order of the Board of Directors,

Lee Shapiro

President and Secretary

September 24, 2010

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Proxy Statement

Annual Report on Form 10-K

We have made available or enclosed with this proxy statement a copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended May 31, 2010, without exhibits. You may access the exhibits described in the Form 10-K through our website at www.allscripts.com or obtain a copy of the exhibits for a fee upon request. To request a copy of such exhibits, please contact Lee Shapiro, Secretary, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

This proxy statement and form of proxy are first being sent to stockholders on or about September 24, 2010.

PROXY STATEMENT

GENERAL

This proxy statement contains information related to the annual meeting of stockholders of Allscripts Healthcare Solutions, Inc. (“Allscripts”) to be held on November 4, 2010, beginning at 9:00 a.m., local time. The meeting will be held at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. The proxy statement was prepared under the direction of Allscripts’ board of directors to solicit your proxy for use at the annual meeting. It will be made available and mailed to stockholders on or about September 24, 2010.

On October 10, 2008, the transactions (the “2008 Misys Transactions”) contemplated by the Agreement and Plan of Merger by and among Allscripts, Misys plc (“Misys”), Misys Healthcare Systems, LLC (“Misys Healthcare”) and Patriot Merger Company, LLC, were consummated. In connection with the consummation of the 2008 Misys Transactions, Allscripts Healthcare Solutions, Inc. was renamed Allscripts-Misys Healthcare Solutions, Inc. and we changed our fiscal year end from December 31st to May 31st. For accounting purposes, the 2008 Misys Transactions are treated as a “reverse acquisition,” with Misys Healthcare deemed to be the acquirer. As a result of the reverse acquisition accounting, Misys Healthcare’s financial statements became our historical financial statements. (Please refer to our Form 10-K for the fiscal year ended May 31, 2009 for more information). However, historical compensation related disclosure is derived from the historical financial statements of legacy Allscripts Healthcare Solutions, Inc. for periods prior to the consummation of the 2008 Misys Transactions.

On June 9, 2010, we announced that we had entered into a Framework Agreement with Misys, which was subsequently amended on July 26, 2010 (as amended, the “Framework Agreement”). Pursuant to the Framework Agreement, Allscripts and Misys agreed to reduce Misys’ existing indirect ownership interest in Allscripts. As of June 8, 2010, Misys held indirectly 79.8 million shares of our common stock, representing approximately 54.5% of the aggregate voting power of our capital stock. As of August 27, 2010, Misys held indirectly approximately 19.0 million shares of our common stock, representing approximately 10.2% of the aggregate voting power of our capital stock.

On August 24, 2010, we consummated the previously announced merger with Eclipsys Corporation (“Eclipsys”), a leading enterprise provider of solutions and services for hospitals and clinicians, and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts (“Merger Sub”). Pursuant to the terms of the merger agreement, Merger Sub was merged with and into Eclipsys (the “Merger”), with Eclipsys surviving the Merger and becoming a wholly owned subsidiary of Allscripts. Following the Merger, we changed our name from Allscripts-Misys Healthcare Solutions, Inc. to Allscripts Healthcare Solutions, Inc. and changed our fiscal year end from May 31st to December 31st.

QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING

When and where is the annual meeting?

The 2010 Annual Meeting of Stockholders will be held on November 4, 2010, at 9:00 a.m., local time, at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

What am I voting on?

We are soliciting your vote on the following:

1.	to elect the ten director nominees named in the proxy statement to serve until the 2011 Annual Meeting of Stockholders;

2.	to approve an amendment to the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), to, among other items, increase the number of shares available for grant thereunder by 250,000;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010; and

4.	to transact any and all other business that may properly come before the annual meeting or any adjourned session of the annual meeting.

How does the Allscripts’ board of directors recommend that stockholders vote?

Allscripts’ board of directors has recommended that Allscripts stockholders vote FOR the election of each director nominee, FOR the approval of the amendment to our ESPP to, among other items, increase the number of shares available for grant thereunder by 250,000, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010 and vote FOR or AGAINST any other properly raised matters, at the discretion of Messrs. Tullman and Shapiro.

Who may vote?

Allscripts stockholders at the close of business on September 14, 2010, the record date for the 2010 annual meeting, are entitled to vote. On that date, there were 186,376,109 shares of Allscripts common stock outstanding.

How many votes do I have?

Each share that you own of Allscripts common stock entitles you to one vote.

How do I vote?

Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically, you do not need to return your proxy card. If you received proxy materials by mail and choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How does discretionary voting authority apply?

If you sign, date and return your proxy card, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Glen E. Tullman, Chief Executive Officer, and Lee Shapiro, President, to vote for the items discussed in these proxy materials and any other matter that is properly raised at the annual meeting. In such a case, your vote will be cast FOR the election of each director nominee, FOR the approval of the amendment to our ESPP to, among other items, increase the number of shares available for grant thereunder by 250,000, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010 and vote FOR or AGAINST any other properly raised matters, at the discretion of Messrs. Tullman and Shapiro.

May I revoke my proxy?

Yes. You may revoke your proxy at any time before it is exercised in one of four ways:

1.	by sending a written notice to the corporate secretary of Allscripts that is received prior to the annual meeting stating that the Allscripts stockholder revokes his or her proxy;

2.	by properly completing a new proxy card bearing a later date and properly submitting it so that it is received prior to the annual meeting;

3.	by logging onto the Internet website specified on the proxy card in the same manner a stockholder would to submit his or her proxy electronically or by calling the toll-free number specified on the proxy card prior to the annual meeting, in each case if the Allscripts stockholder is eligible to do so and following the instructions on the proxy card; or

4.	by attending the annual meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy. However, if an Allscripts stockholder holds shares in “street name” by his or her broker and has directed such person to vote his or her shares, he or she should instruct such person to change his or her vote.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of one-third of the total number of shares of Allscripts common stock issued and outstanding as of the record date constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or over the Internet, or if you attend the annual meeting.

Abstentions and broker non-votes are counted as “shares present” at the annual meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a bank or broker submits a proxy that does not indicate a vote for a proposal because he or she does not have voting authority and has not received voting instructions from you. Please note that banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and the amendment to the ESPP. “Routine” matters include the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm.

What vote is required to approve the proposals?

Election of Directors: A plurality of the votes cast will elect directors. This means that the ten nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

Approval of the Amendment to our ESPP to Increase the Number of Shares Available Thereunder by 250,000: Approval of this amendment to our ESPP requires the affirmative vote of a majority of the shares present or represented by proxy and having the power to vote at the annual meeting. A stockholder abstention will have the effect of a vote against the approval of the amendment, but a broker non-vote will have no effect.

Ratification of the Appointment of the Independent Registered Public Accounting Firm: Although we are not required to submit the appointment of our independent registered public accounting firm to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010 requires the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting. A stockholder abstention will have the effect of a vote against the ratification of the appointment of PricewaterhouseCoopers LLP.

How do I submit a stockholder proposal?

The deadline has passed for submitting a proposal to be raised at the 2010 Annual Meeting of Stockholders. To submit a proposal to be included in our proxy statement for the 2011 Annual Meeting of Stockholders, you must submit a proposal no later than December 31, 2010. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”). You should send your proposal to our Secretary at our address on the cover of this proxy statement.

You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2011 Annual Meeting of Stockholders. We intend to have our annual meeting on May 20, 2011 and, as a result, we intend to mail the proxy statement to our stockholders on or about April 8, 2011. We must receive your proposal in writing on or after December 21, 2010, but no later than January 20, 2011. To be properly brought before an annual meeting, our by-laws require that your proposal give: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the class and number of shares of Allscripts that you beneficially own; and (4) any interest you may have in the business you want to bring before the meeting. You should send your proposal to our Secretary at the address on the cover of this proxy statement.

Who pays to prepare, mail and solicit the proxies?

We will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.

How can I reduce the environmental impact of our annual meeting by requesting electronic delivery of annual meeting materials?

We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by visiting www.proxyvote.com. Please follow the Vote By Internet instructions on the proxy card or the Notice of Internet Availability of Proxy Materials and you will be provided with the opportunity to choose electronic delivery for future meeting materials.

Who can answer my questions?

If you have any questions about the annual meeting, please contact us at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654; telephone: (312) 506-1230.

PROPOSAL 1—ELECTION OF DIRECTORS

The board of directors proposes (i) based on the recommendation of the Misys Nominating Committee, as to Messrs. John King and Stephen Wilson, (ii) based on the recommendation of the Eclipsys Nominating Committee, as to Messrs. Eugene Fife, Edward Kangas and Philip Pead, (iii) based on the recommendation of the Allscripts Nominating Committee, as to Messrs. Marcel L. “Gus” Gamache, Philip D. Green, Michael J. Kluger and Glen E. Tullman, and (iv) based on the recommendation of the Nominating and Governance Committee, as to Mr. Dennis Chookaszian, the nominees listed below, all of whom are currently serving as directors, to be elected for a new term expiring at the 2011 annual meeting. The Company’s Chief Executive Officer recommended Mr. Chookaszian to the Nominating and Governance Committee for appointment to the board.

The following professional biographies set forth the names of the persons proposed to be nominated for election as directors, their principal occupations, all positions and offices with Allscripts presently held by them and the date on which they were first elected or appointed as directors. The professional biography of each of the directors also contains information regarding some of the experiences, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director of Allscripts. In addition to the individual experiences and attributes of each of the directors described in the following professional biographies, Allscripts highly values the collective experiences and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors results in a board of directors with the commitment and energy to advance the interests of our stockholders.

Your shares will be voted in person at the annual meeting as you specify on the enclosed proxy card, by telephone or Internet voting. If you return a signed proxy card but do not specify how you want your shares voted, we will vote them FOR the election of each director nominee. If any of the director nominees is unable or fails to stand for election, the persons named in the proxy presently intend to vote your shares FOR a substitute nominee nominated by the applicable nominating committee. The board does not anticipate that any nominee will be unable to serve.

Pursuant to the Relationship Agreement between Allscripts and Misys, which indirectly holds approximately 10.2% of the outstanding shares of our common stock, Misys has agreed to cause all shares of our common stock held by it or any of its subsidiaries to be represented at each meeting where directors are to be elected and to be voted in favor of the election of all of the director nominees. For more information about the Relationship Agreement, see “Certain Relationships and Related Party Transactions—Relationship Agreement.”

Pursuant to Allscripts by-laws and the terms of the merger agreement with Eclipsys, Allscripts has agreed to nominate Messrs. Tullman and Pead for election to the board of directors at the first three annual meetings of stockholders following the closing of the merger with Eclipsys.

The nominees have provided the following information about themselves.

Dennis H. Chookaszian, 67, was appointed to our board of directors in September 2010. Since 2007, Mr. Chookaszian has served as Chairman of the Financial Accounting Standards Advisory Council. From 1999 until 2001, Mr. Chookaszian served as Chairman and Chief Executive Officer of mPower, Inc., a financial advice provider focused on the on-line management of 401(k) plans. Mr. Chookaszian served as Chairman and Chief Executive Officer of CNA Insurance Companies from 1992 to 1999. During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels, including President and Chief Operating Officer from 1990 to 1992 and Chief Financial Officer from 1975 to 1990. Mr. Chookaszian currently serves as a director of CME Group, Inc., Career Education Corporation, LoopNet, Inc. and Insweb Corp. and, within the past five years, has served as a director of Sapient Corporation. Mr. Chookaszian is a registered certified public accountant. The board of directors concluded that Mr. Chookaszian should continue to serve as a director of Allscripts in part due to his experience in finance and accounting, along with his wide range of business experience as a chief executive officer and public company board member.

Eugene V. Fife, 70, was appointed to our board of directors in August 2010. From April 2005 to November 14, 2005, Mr. Fife served as Chief Executive Officer and President of Eclipsys on an interim basis. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as Chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer and had been a director of Eclipsys from May 1997 to August 2010 and served as Chairman of the Eclipsys board from January 2003 to August 2010. The board of directors concluded that Mr. Fife should continue to serve as a director of Allscripts in part due to his 26 years of experience in investment banking, which gives him insight regarding financial capital markets, strategic transactions and international business. In addition, Mr. Fife’s former service as the interim Chief Executive Officer and President of Eclipsys and long board service at Eclipsys also provide an institutional wealth of knowledge about Eclipsys and the healthcare industry generally.

Marcel L. “Gus” Gamache, 67, was elected to our board of directors in August 2003. From 1994 to 2005, Mr. Gamache was President and Chief Executive Officer of ConnectiCare, a Farmington, Connecticut-based managed care company serving more than 270,000 members in Connecticut and western Massachusetts. Prior to his work at ConnectiCare, Mr. Gamache was employed for 19 years at Blue Cross and Blue Shield of Massachusetts where he served as internal auditor, Controller and Senior Vice President for Information Services. Mr. Gamache currently serves on the board of directors of a number of privately-held companies. The board of directors concluded that Mr. Gamache should continue to serve as a director of Allscripts in part due to his knowledge of the healthcare industry through his experience as the President and Chief Executive Officer of ConnectiCare as well as his prior work experience at Blue Cross and Blue Shield of Massachusetts.

Philip D. Green, 60, was elected to our board of directors in 1992 and serves as the board of directors’ lead independent director. Mr. Green is President of PDG Consulting, LLC, a healthcare IT consulting company. From July 2006 to November 30, 2008, Mr. Green was President, Strategic Business Initiatives, at the University of Pittsburgh Medical Center (“UPMC”). Before joining UPMC, Mr. Green was a partner with the law firm of Gardner Carton & Douglas, LLP since June 2004. From June 2000 to June 2004, Mr. Green was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1989 to June 2000, Mr. Green was a partner with the law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green was a founding partner. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. The board of directors concluded that Mr. Green should continue to serve as a director of Allscripts in part due to his insight into the healthcare industry from his experience as President of PDG Consulting, LLC, his prior work experience at UPMC and his many years of legal experience.

Edward A. Kangas, 66, was appointed to our board of directors in August 2010. Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. He is a director of Hovnanian Enterprises Inc., a national homebuilder; Tenet Healthcare Corporation, a healthcare services company; Intuit, Inc., a software company focusing on consumer and small business financial products; and United Technologies Corp., a diversified company that provides high technology products and services to the building and aerospace industries. From 2004 to 2008, Mr. Kangas also served as a director of Electronic Data Systems Corporation, a provider of technology and outsourcing services, and from June 2004 to August 2010, Mr. Kangas served as a director of Eclipsys. Mr. Kangas is a Certified Public Accountant. The board of directors concluded that Mr. Kangas should continue to serve as a director of Allscripts in part due to his current and past experience serving as a director of companies in industries that are highly relevant to Allscripts’ business, including hospitals, software, technology, professional services, and outsourcing. Mr. Kangas also has international, accounting and financial experience, acquired through years managing Deloitte & Touche and oversight of audits of companies in a wide range of industries.

John King, 71, was appointed to our board of directors in October 2008. Since 1999, Mr. King has served as President of John G. King Associates, LLC, a healthcare consulting company. Mr. King has over 30 years’ experience in the U.S. healthcare industry, including as President and Chief Executive Officer of Legacy Health System until 1999. Prior to Legacy, Mr. King was President and Chief Executive Officer of Evangelical Health Systems (now Advocate Health Systems). He is a member of the American Hospital Association and a fellow in the American College of Healthcare Executives. Mr. King serves on the boards of the Pacific University of Oregon and has been a non-executive director of Misys since November 2005. The board of directors concluded that Mr. King should continue to serve as a director of Allscripts in part due to his knowledge of the healthcare industry through his over 30 years’ of work experience in the healthcare industry.

Michael J. Kluger, 53, was elected to our board of directors in 1994. Since November 2001, Mr. Kluger has been a Managing Director of Altaris Capital Partners LLC, a private equity healthcare firm. From 1992 to November 2001, Mr. Kluger served as a Managing Director of Liberty Capital Partners, Inc., a New York investment management firm and the general partner of Liberty Partners, L.P. From June 2001 to March 2005, Mr. Kluger served on the board of directors of ConnectiCare, Inc. The board of directors concluded that Mr. Kluger should continue to serve as a director of Allscripts in part due to his familiarity with investment banking as it relates the healthcare industry.

Philip M. Pead, 58, was appointed chairman of our board of directors in August 2010 and, upon completion of the merger with Eclipsys, became a member of our senior management. From May 2009 to August 2010, Mr. Pead served as President and Chief Executive Officer of Eclipsys. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007. Mr. Pead also served as the Chairman of Per-Se beginning in May 2003, having joined the company in 1997. While at Per-Se, he also served as Executive Vice President and Chief Operating Officer from August 1999 to November 2000. Previously, Mr. Pead served as the Senior Vice President with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as Vice President with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of hosted connectivity solutions. Mr. Pead serves as a director of Emdeon Inc., a provider of revenue and payment cycle management solutions, and served as a director of Eclipsys from February 2009 to August 2010. The board of directors concluded that Mr. Pead should continue to serve as a director of Allscripts in part due to his lengthy career in the software and health information technology industry, including former service as the Chairman, President and Chief Executive Officer of Per-Se Technologies, and from May 2009 to August 2010, his position as the President and Chief Executive Officer of Eclipsys.

Glen E. Tullman, 51, joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the healthcare information sector. In May 1999, Mr. Tullman was elected to our board of directors. Prior to joining Allscripts, from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles, including President and Chief Operating Officer, of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman currently serves on the International Board of the Juvenile Diabetes Research Foundation. The board of directors concluded that Mr. Tullman should continue to serve as a director of Allscripts because of his understanding of the operations of Allscripts and the industry in which it operates in part due to his role as our Chief Executive Officer and his many years of healthcare related experience.

Stephen Wilson, 50, was appointed to our board of directors in November 2009. Since June 2010, Mr. Wilson has served as Chief Financial Officer of Misys. Mr. Wilson joined Misys in May 2009 with responsibility for Investor Relations, Corporate Development, Tax, Treasury and Internal Audit. Prior to joining Misys, Mr. Wilson spent 25 years at IBM. From 2002 to April 2009 he was Chief Financial Officer of IBM’s business in the UK, Ireland and South Africa. From 1996 to 2001 he was assigned to IBM’s European Headquarters in Paris, with responsibility for all merger and acquisition activity in EMEA. This assignment followed a period from 1994 to 1996 working in Corporate Development at IBM’s headquarters in Armonk, New York. His earlier experience at IBM included a wide variety of financial and managerial roles and prior to joining IBM he worked in Finance at Ford Motor Company from 1980 to 1984. The board of directors concluded that Mr. Wilson should continue to serve as a director of Allscripts in part due to experience at Misys and his experience with respect to mergers and acquisitions.

The board of directors recommends a vote FOR each of the nominees for director.

CORPORATE GOVERNANCE MATTERS

Governance

Code of Conduct

Allscripts has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. Our Code of Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in Allscripts’ best interest. We maintain a current copy of our Code of Conduct, and will promptly post any amendments to or waivers of our Code of Conduct, on our website at www.allscripts.com. Stockholders may request a written copy of the Code of Conduct by contacting our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

In furtherance of our procedures to ensure compliance with the Sarbanes Oxley Act of 2002, each of our employees is required to complete an annual on-line, interactive education program concerning policies of our Code of Conduct.

Board Leadership

Currently, Mr. Green serves as our lead independent director and focuses on key governance issues, board self-evaluations and the Chief Executive Officer evaluation In addition, Mr. Green works with our Chairman of the Board, Mr. Pead, and our Chief Executive Officer, Mr. Tullman, to ensure that the board discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of the board and management. In addition, Mr. Green’s duties include convening and chairing regular executive session meetings of the non-management directors, coordinating feedback to the Chairman and Chief Executive Officer on behalf of the independent directors regarding business issues and management, and performing such other duties as may be necessary for the board to fulfill its responsibilities or as may be requested by the board as a whole, by the non-management directors, or by the Chairman of the Board.

The board of directors believes that having executives serving as Chairman and Chief Executive Officer and a lead independent director having significant and well-defined responsibilities as described above enhances the Chairman’s and Chief Executive Officer’s abilities to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions of the board of directors, and accordingly facilitates the overall functioning of the board of directors.

Board’s Role in Risk Oversight

The board of directors’ involvement in risk oversight includes both formal and informal processes and involves the board of directors and committees of the board of directors. On a periodic basis, when determined by the board of directors or by Allscripts’ management to be advisable, the board of directors or selected committees of the board of directors will undertake a formal enterprise risk assessment at which risks facing Allscripts and associated responses are evaluated in detail. The board of directors expects to conduct enterprise risk assessments on a periodic basis as determined to be appropriate.

The board of directors and committees of the board of directors are also involved in risk oversight on a more informal basis at regular board and committee meetings. The Audit Committee receives materials on a quarterly basis to address the identification and status of risks to Allscripts, including financial risks and litigation claims and risks. At meetings of the full board of directors, these risks are identified to board members, and the Chairman of the Audit Committee reports on the activities of the Audit Committee regarding risk analysis. The other committees of the board of directors also consider and address risk as they perform their respective responsibilities, and such committees report to the full board of directors from time to time as appropriate, including whenever a matter rises to the level of a material or enterprise level risk. The board of directors also receives regular financial and business updates from senior management, which updates involve detailed reports on financial and business risks facing Allscripts when applicable.

Risk Management and Compensation

The Company compensates its employees with base salaries along with incentive programs designed to encourage behavior which is supportive of the long-term interests of the corporation. In fiscal 2011, the Company performed a comprehensive review of its compensation policies and programs to determine whether such policies and programs encourage unnecessary or inappropriate risk-taking by the Company’s employees. In connection with this review, management and our fiscal 2011 independent compensation consultant, Frederic W. Cook & Co., Inc., reviewed the risks associated with the Company’s compensation policies and programs, including risks under the Company’s various incentive programs associated with the form in which compensation is paid (i.e., fixed v. variable), performance metrics, payout opportunities as well as payment timing and adjustment provisions. Based on this review, the Company concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company.

Director Independence

A majority of our current directors qualify as “independent” in accordance with the listing requirements of NASDAQ. During fiscal 2010, we qualified as a “controlled company” under Rule 5615(c)(1) of the NASDAQ Marketplace Rules because Misys, through it subsidiaries, held more than 50% of the power to vote for the election of our directors. As a controlled company, under Rule 5615(c)(2) of the NASDAQ Marketplace Rules, we were exempt from the requirement to have: (i) a majority of directors who qualified as “independent directors” pursuant to the NASDAQ Marketplace Rules; (ii) the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors; and (iii) our director nominees selected, or recommended for our board’s selection, by either a majority of the independent directors or a nominating committee composed solely of independent directors. Accordingly, as a result of our status as a “controlled company,” a majority of our directors serving during fiscal 2010 did not qualify as “independent directors” under the NASDAQ rules.

The NASDAQ definition of independence includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. As required by NASDAQ rules, the board has considered the independence of each director currently serving on the board, or who served on the board at any time during fiscal 2010, and has made a subjective determination as to Messrs. Chookaszian, Fife, Gamache, Green, Kangas, King and Kluger, who have each been determined to be “independent” within the meaning of independence under the listing standards of NASDAQ, that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out their responsibilities of a director. In making these determinations, the board reviewed and discussed information provided by each director and by Allscripts with regard to each director’s business and personal activities as they may relate to Allscripts and Allscripts’ management. With respect to Mr. Green, the board considered that, in December 2008, Mr. Green entered into a consulting arrangement with Innovative Health Strategies LLC, a subsidiary of Drinker Biddle & Reath LLP, a law firm that is providing, and may continue to provide in the future, legal services to Allscripts and the Audit Committee. With respect to Mr. King, the board considered that Mr. King currently serves as a non-executive director of Misys, the Company’s former controlling stockholder.

Meetings and Committees of the Board of Directors

Board Composition and Meetings

Our board consists of ten members. Pursuant to our certificate of incorporation and bylaws, our board includes:

•

four directors recommended to the board for election by our Allscripts Nominating Committee, which consists solely of legacy Allscripts directors who are determined to be independent under NASDAQ rules;

•	three directors recommended to the board for election by our Eclipsys Nominating Committee, which consists solely of legacy Eclipsys directors who are determined to be independent under NASDAQ rules;

•	two directors recommended to the board for election by our Misys Nominating Committee, which consists solely of directors nominated by Misys; and

•	one director recommended to the board for election by our Nominating and Governance Committee, which consists solely of directors who are determined to be independent under NASDAQ rules.

The selection of directors is further described below under the heading “—Nominations for Directors” below.

From June 1, 2009 until November 30, 2009, the members of our board were Kelly J. Barlow, Sir Dominic Cadbury, Cory A. Eaves , Marcel L. “Gus” Gamache, Philip D. Green, John King, Michael J. Kluger, Michael Lawrie, and Glen Tullman. On November 30, 2009, the Nominating and Governance Committee appointed Mr. Stephen Wilson to the board. In connection with the reduction in share ownership by Misys, on August 20, 2010, Kelly Barlow, Dominic Cadbury, Cory Eaves and Michael Lawrie resigned as members of the board of directors and, in connection with the merger with Eclipsys, on August 24, 2010, Eugene Fife, Edward Kangas and Philip Pead were appointed to the board of directors to hold office until the next annual meeting of stockholders. On September 16, 2010, Dennis Chookaszian was appointed to the board of directors to hold office until the next annual meeting of stockholders. The current members of the board of directors are Dennis Chookaszian, Eugene Fife, Marcel L. “Gus” Gamache, Philip D. Green, Edward Kangas, John King, Michael J. Kluger, Philip Pead, and Glen Tullman, with Mr. Pead serving as our Chairman of the Board and Mr. Green serving as our lead independent director.

Based upon information requested from and provided by each director concerning his background and employment and affiliations, including family relationships, our board determined that each of Messrs. Chookaszian, Fife, Gamache, Green, Kangas, King and Kluger was an independent director.

During fiscal 2010, our board met 16 times. In addition to meetings of the full board, directors attended meetings of the board committees. During fiscal 2010, all board members attended at least 75% of the board meetings and requisite committee meetings during the period of their service. Allscripts has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee is governed by a charter approved by the board.

Audit Committee

The Audit Committee is responsible for ensuring the integrity of the financial information reported by Allscripts. In accordance with its written charter, the Audit Committee is directly responsible for appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, approves the scope of annual audits performed by the independent registered public accounting firm and reviews the results of those audits. In addition, the Audit Committee oversees the accounting and financial reporting process of Allscripts and meets with management, the independent registered public accounting firm and Allscripts internal staff to review audit results and opinions, as well as financial, accounting and internal control matters. The Audit Committee also is responsible for reviewing all related party transactions and has the authority to approve all such transactions.

From June 1, 2009 through August 20, 2010, Marcel L. “Gus” Gamache (Chairman), Philip D. Green and Michael J. Kluger served on the Audit Committee. The current members of the Audit Committee are Marcel L. “Gus” Gamache, Edward Kangas and Michael J. Kluger. Mr. Gamache serves as the Chairman of the Audit Committee. The board of directors has determined that each of the members of the Audit Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. In addition, the board has determined that each member of the Audit Committee has a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements. Finally, the board has determined that Messrs. Gamache and Kangas are each an “audit committee financial expert” under the rules of the SEC. The Audit Committee has adopted a charter that specifies the composition and responsibilities of the committee. A copy of the Audit Committee Charter is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. During fiscal 2010, the Audit Committee met 28 times, which included numerous meetings relating to the transactions contemplated by the Framework Agreement.

Compensation Committee

The Compensation Committee determines executive officers’ salaries, bonuses and other compensation and administers our Amended and Restated 1993 Stock Incentive Plan, our 2001 Non-statutory Stock Option Plan and the Eclipsys equity plans. Additionally, the Compensation Committee makes recommendations to the board regarding the compensation of non-management directors.

From June 1, 2009 through August 20, 2010, Michael Lawrie (Chairman), Philip D. Green and Michael J. Kluger served on the Compensation Committee. The current members of the Compensation Committee are Philip D. Green, Edward Kangas and Michael J. Kluger. Mr. Kangas serves as the Chairman of the Compensation Committee. The board of directors has determined that each of the current members of the Compensation Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. Mr. Lawrie, who served as the Chairman of the Compensation Committee until August 20, 2010, was determined by the board to not be independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. The Compensation Committee has adopted a charter that specifies the composition and responsibilities of the Compensation Committee, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. During fiscal 2010, the Compensation Committee met nine times.

The Compensation Committee periodically reviews the compensation program for non-employee directors in comparison to the practices of a peer group. Based upon this review, the Compensation Committee may recommend to the board adjustments to the compensation of non-employee directors to bring director compensation in line with competitive practices. The pay objective for non-employee directors is to provide a competitive level and mix of pay that enhances Allscripts’ ability to attract and retain highly qualified directors. For additional information regarding the Compensation Committee, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Governance Committees

Nominating and Governance Committee

The Nominating and Governance Committee leads the board in its annual review of the board’s performance; reviews and assesses succession planning; and makes recommendations to the board with respect to the assignment of individual directors to various committees. In addition, the Nominating and Governance

Committee assists the board of directors in identifying qualified individuals to become board members, and to recommend to the board certain director nominees for the next annual meeting of stockholders. The Nominating and Governance Committee has adopted a charter that specifies its composition and responsibilities, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

From June 1, 2009 through August 20, 2010, Marcel L. “Gus” Gamache, Michael Lawrie and John King served on the Nominating and Governance Committee. The current members of the Nominating and Governance Committee are Eugene Fife, Marcel L. “Gus” Gamache, Philip D. Green, John King and Michael Kluger, with Mr. Kluger serving as Chairman. The board of directors has determined that each of the current members of the Nominating and Governance Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ. During fiscal 2010, the Nominating and Governance Committee met one time.

Allscripts Nominating Committee

The Allscripts Nominating Committee, which was formed on August 24, 2010, is comprised of three independent directors and its responsibilities include:

•	nominating to the board up to four (4) directors for directorships; and

•	nominating to the board replacements for vacancies on the board of directors nominated by the Allscripts Nominating Committee.

The Allscripts Nominating Committee will dissolve immediately following our 2011 annual meeting of stockholders.

The Allscripts Nominating Committee has adopted a charter that specifies its composition and responsibilities, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Marcel L. “Gus” Gamache, Philip D. Green and Michael Kluger have served on the Allscripts Nominating Committee since its inception. The board has determined that each of the current members of the Allscripts Nominating Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ.

Eclipsys Nominating Committee

The Eclipsys Nominating Committee, which was formed on August 24, 2010, is comprised solely of legacy Eclipsys directors both of whom are independent. The Eclipsys Nominating Committee’s responsibilities include:

•	nominating to the board up to three (3) directors for directorships; and

•	nominating to the board replacements for vacancies on the board of directors nominated by the Eclipsys Nominating Committee.

The Eclipsys Nominating Committee will dissolve immediately following our 2011 annual meeting of stockholders.

The Eclipsys Nominating Committee has adopted a charter that specifies its composition and responsibilities, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Eugene Fife and Edward Kangas have served on the Eclipsys Nominating Committee since its inception. The board has determined that each of the current members of the Eclipsys Nominating Committee is independent in accordance with the regulations of the SEC and the listing standards of NASDAQ.

Misys Nominating Committee

The Misys Nominating Committee, which was formed on August 24, 2010, is comprised of two directors nominated by Misys and its responsibilities include:

•	nominating to the board up to two (2) directors for directorships; and

•	nominating to the board replacements for vacancies on the board of directors nominated by the Misys Nominating Committee.

Pursuant to the Framework Agreement, on August 20, 2010, Allscripts and Misys entered into an Amended and Restated Relationship Agreement (the “Amended and Restated Relationship Agreement”). The Amended and Restated Relationship Agreement reduces the number of Allscripts directors that Misys has a right to nominate from six to two directors and provides that such number will be permanently reduced to one director if Misys owns less than 15.5 million shares of Allscripts common stock. The Amended and Restated Relationship Agreement further provides that such right will be permanently eliminated if Misys owns less than 5.0% of the then outstanding shares of Allscripts common stock or takes certain actions specified in the standstill provision contained in the Amended and Restated Relationship Agreement. For more information about the Amended and Restated Relationship Agreement, see “Certain Relationships and Related Party Transactions—Relationship Agreement.”

The Misys Nominating Committee has adopted a charter that specifies its composition and responsibilities, which is posted on our website at www.allscripts.com and is available to stockholders upon written request made to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654.

Messrs. King and Wilson have served on the Misys Nominating Committee since its inception.

Communications with Directors

Interested parties may communicate concerns to any of our non-management directors by writing to the director in care of our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. In accordance with the policy adopted by our non-management directors, our Secretary will promptly relay to the addressee all communications that he determines require prompt attention by a non-management director and will regularly provide the non-management directors with a summary of all communications addressed to non-management directors.

Nominations for Directors

The Nominating and Governance Committee, Allscripts Nominating Committee, Eclipsys Nominating Committee and Misys Nominating Committee share responsibility, as detailed above, for the proposal of nominees for service as directors and each will consider recommendations offered by stockholders in accordance with our by-laws. Individuals are selected as director nominees based on their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, diversity, ability to understand our business and willingness to devote the necessary time to board duties. While the Nominating and Governance Committee believes that a diversity of perspectives is an important consideration when evaluating new candidates, the Nominating and Governance Committee has focused on specific healthcare and related industry experiences when evaluating new candidates for the board. The effectiveness of the nomination process is evaluated by the board each year as part of its annual self-evaluation and less formally by the Nominating and

Governance Committee as it evaluates and identifies director candidates. An existing director’s qualifications in meeting these criteria are considered each time such director is re-nominated for board membership. Assuming that appropriate biographical and background information is provided to the applicable nominating committee, such committee would apply the same process and standards to the evaluation of each potential director nominee, regardless of whether he or she is recommended by one or more stockholders or is identified by some other method.

Each of the nominating committees may hire outside advisors to assist in identifying and/or evaluating potential director nominees. None of the committees utilized outside advisors in deciding to nominate the director candidates for the upcoming annual meeting of stockholders. If you wish to recommend a nominee for director for the 2011 Annual Meeting of Stockholders, pursuant to our by-laws, our Secretary must receive your written nomination on or after December 21, 2010, but no later than January 20, 2011. You should submit your proposal to the Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. Our by-laws require that you provide: (a) as to each person whom you propose to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of Allscripts which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the SEC; and (b) as to you (i) your name and record address and the name and record address of any associated person on whose behalf the nomination is made, (ii) the class or series and number of shares of capital stock of Allscripts which are owned beneficially or of record by you or such associated person, (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, you or such associated person with respect to any share of stock of Allscripts (which information shall be updated by you and such associated person, if any, as of the record date of the meeting not later than ten days after the record date for the meeting), (iv) a description of all arrangements or understandings between you or such associated person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by you, (v) a representation that you are a holder of record of stock of Allscripts entitled to vote at such meeting and intend to appear in person or by proxy at the annual meeting to nominate the persons named in your notice and (vi) any other information relating to you or such associated person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the proxy rules of the SEC. Such nomination must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in our by-laws.

Attendance at Annual Meeting

All members of our board of directors are invited to attend our annual meeting of stockholders. Their attendance, however, is not required. Last year, Mr. Tullman represented the board at our annual meeting of stockholders.

Stock Ownership Requirements

All non-employee directors are subject to a minimum stock ownership requirement (including stock options, restricted stock and restricted stock units) of $160,000 in value, which is four times the fiscal 2010 basic annual fee for service as a director.

Director Compensation

Fiscal 2010 Non-Employee Director Compensation Table

The table below summarizes compensation for non-employee directors during fiscal 2010.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Kelly J. Barlow (2)	40,000	—	40,000
Sir Dominic Cadbury	26,700	125,008	151,708
Cory A. Eaves	36,667	125,008	161,675
Marcel L. “Gus” Gamache	70,000	124,997	194,997
Philip D. Green	40,000	124,997	164,997
John King	40,000	—	40,000
Michael J. Kluger	40,000	124,997	164,997
Michael Lawrie (3)	—	—	—
Stephen Wilson (3)	—	—	—

(1)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The restricted stock unit awards vest in full on the first anniversary of the grant date. Such awards become fully vested in the event of a “Change of Control” of Allscripts, as defined in the Restricted Stock Unit Award Agreements relating to such grants, and, as to each director, in the event such director is not re-elected to Allscripts’ board of directors. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2010 for additional information regarding the application of FASB ASC Topic 718 in fiscal 2010.

As of May 31, 2010, the following restricted stock unit and option awards were outstanding with respect to each director: Marcel L. “Gus” Gamache 7,594 (restricted stock units), 83,918 (options); Philip D. Green 7,594 (restricted stock units), 0 (options); Michael J. Kluger 7,594 (restricted stock units), 81,052 (options); Sir Dominic Cadbury 7,517 (restricted stock units), 0 (options); and Cory A. Eaves 7,517 (restricted units), 0 (options). No other non-employee directors held restricted stock units or options as of May 31, 2010.

(2)	Mr. Barlow’s director fees were paid to ValueAct Capital.

(3)	Messrs. Lawrie and Wilson did not receive any compensation for their services as a director of Allscripts; however, both performed management services for Allscripts pursuant to the Shared Services Agreement. Please see “Certain Relationships and Related Party Transactions—Shared Services Agreement” for a description of the Shared Services Agreement as well as the fees paid by Allscripts to Misys during fiscal 2010 for such services.

Fiscal 2010 Director Compensation

During fiscal 2010, the cash compensation for our non-employee and non-affiliated directors was $10,000 per quarter. Each non-employee director was reimbursed for travel expenses incurred when attending meetings. Under our Amended and Restated 1993 Stock Incentive Plan, certain non-employee directors are eligible to receive stock awards in the form of stock options, restricted stock or restricted stock units at the discretion of the board of directors or the Compensation Committee. In fiscal 2010, the Company made restricted stock unit grants, each of which was approximately $125,000 in grant date fair value, to Messrs. Eaves, Gamache, Green, and Kluger and Sir Cadbury, the non-employee directors who were unaffiliated with Misys on the date of grant. In addition, the Chairman of the Audit, Compensation and Nominating and Governance Committee received an additional $20,000, $10,000 and $10,000, respectively, for their services as Chairman of the respective committees. Mr. Tullman, who is our Chief Executive Officer, Mr. Lawrie, who was our Chairman of the Board during fiscal 2010, and Mr. Wilson, a member of senior management of Misys, did not receive any additional compensation for services as a director during fiscal 2010.

Employment Agreement with Chairman of the Board

In connection with Allscripts’ merger with Eclipsys, Philip M. Pead, the former President and Chief Executive Officer of Eclipsys, became the Chairman of the Board of Directors of Allscripts and a member of Allscripts’ senior management. Related to such employment, Mr. Pead entered into an employment agreement with Allscripts. Pursuant to the employment agreement, Mr. Pead reports to, and his duties are assigned by, the board of directors, and his initial duties will be carried out in collaboration with Glen Tullman, our Chief Executive Officer. The term of the employment agreement is three years from the closing of the Eclipsys merger, with automatic one-year renewals unless notice of termination by either Mr. Pead or Allscripts is given at least 90 days prior to the expiration of the term. Mr. Pead’s annual base salary is $675,000, and his annual target bonus opportunity is 100% of base salary. At the time of the closing of the Eclipsys merger, Mr. Pead’s outstanding Eclipsys stock option awards became fully vested and (per the merger agreement) such awards were converted to options on Allscripts stock. Upon a termination by Allscripts without Cause or by Mr. Pead for Constructive Discharge (as such terms are defined in the employment agreement), Mr. Pead will receive 12 months of continued base salary plus target bonus, 12 months of continued health and dental coverage and, with respect to outstanding equity awards, pro rata vesting of the current vesting tranche plus one additional year’s vesting. If such a termination occurs within two years after a Change of Control (as defined in the employment agreement) or within 180 days before a Change of Control and in connection with such event, Mr. Pead will receive two times the value of his annual base salary plus target bonus, 12 months of continued health and dental coverage and full vesting of outstanding equity awards. Mr. Pead will be subject to noncompetition and non-solicitation of employees covenants during his employment and for one year thereafter, as well as confidentiality restrictions and Allscripts stock ownership requirements.

Executive Officers

Following is certain information about the executive officers of Allscripts as of September 24, 2010, based on information furnished by them.

Philip M. Pead, 58, was appointed chairman of our board of directors in August 2010 and, upon completion of the merger with Eclipsys, became a member of our senior management. From May 2009 to August 2010, Mr. Pead served as President and Chief Executive Officer of Eclipsys. From March 2007 to May 2009, Mr. Pead served as the Managing Partner of Beacon Point Partners LLC, a healthcare consulting firm. Mr. Pead served as President and Chief Executive Officer of Per-Se Technologies Inc., a provider of healthcare information technology services, from November 2000 until its acquisition by McKesson Corporation in January 2007. Mr. Pead served as the Chairman of Per-Se beginning May 2003, having joined the company in 1997. While at Per-Se, he also served as Executive Vice President and Chief Operating Officer from August 1999 to November 2000. Previously, Mr. Pead served as the Senior Vice President with responsibility for international operations of Dun & Bradstreet Software Services, Inc., a leading developer of software; and as Vice President with responsibility for overseeing the Asian and Latin American operations of Attachmate Corporation, a leading provider of hosted connectivity solutions. Mr. Pead serves as a director of Emdeon Inc., a provider of revenue and payment cycle management solutions, and served as a director of Eclipsys from February 2009 to August 2010.

Glen E. Tullman, 51, joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the Healthcare Information Sector. In May 1999, Mr. Tullman was elected to our board of directors. Prior to joining Allscripts, from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles, including President and Chief Operating Officer, of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman currently serves on the International Board of the Juvenile Diabetes Research Foundation.

William J. Davis, 42, became our Chief Financial Officer in October 2002, and is responsible for Allscripts’ financial operations. Mr. Davis was the Chief Financial Officer of Lante Corporation, an Internet consulting company, from 2000 to August 2002 and was Controller of Lante Corporation from 1999 through 2000. From 1991 through 1999, Mr. Davis was a Senior Manager in the Technology Group of PricewaterhouseCoopers LLP. Mr. Davis currently serves on the board of directors of SXC Health Solutions Corp.

Lee A. Shapiro, 54, became President of Allscripts in 2002 and has been with Allscripts since April 2000. Mr. Shapiro has directed our strategic initiatives, including our recently completed transactions with Eclipsys and Misys, the prior merger with Misys Healthcare and the sale of our Physician’s Interactive and Medication Solutions Group. He was also instrumental in the acquisitions of A4 Health Systems, Inc., ChannelHealth Incorporated, Advanced Imaging Concepts, Inc. and RxCentric. Prior to joining Allscripts, Mr. Shapiro was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Previously, Mr. Shapiro was President of SES Properties, Inc., a closely held, fully integrated real estate company based in Carlsbad, California. Concurrently, Mr. Shapiro formed City Financial Bancorp and served as its Vice Chairman, responsible for acquisition of financial institutions, financing, regulatory issues, legal affairs, review and restructuring of operations and the ultimate sale of the company. Mr. Shapiro also practiced commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg, a Chicago law firm. Mr. Shapiro currently serves on the board of directors of Physicians Interactive and as an officer and director of the Gastro-Intestinal Research Foundation. He also was appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010.

Eileen McPartland, 55, became Chief Operating Officer of Allscripts on June 1, 2009. Ms. McPartland is responsible for the operations of Allscripts’ development, service, support and associated teams. From January 2007 through June 1, 2009, Ms. McPartland served as Executive Vice President of Global Sales and Services for Misys, where she led the effort to build Misys’ services and solutions offerings to customers across banking and healthcare businesses. Prior to joining Misys, Ms. McPartland was Senior Vice President, North America Consulting, at Oracle Corporation. In that position, she held responsibility for Oracle’s application, technology and Indian offshore consulting practices. Prior to that, Ms. McPartland held the position of Senior Vice President, Global Services at Siebel Systems (now a part of Oracle), leading the Americas, Europe and Asia. Before joining Siebel Systems, Ms. McPartland was vice president and general manager of Gartner Research, where she oversaw a global research operation.

Jeff A. Surges, 43, joined Allscripts in December 2007 in connection with Allscripts’ acquisition of Extended Care Information Network, Inc. (“ECIN”). Mr. Surges currently is the Group President of Sales, and Mr. Surges is responsible for company-wide sales. Mr. Surges has nearly 20 years of experience managing high-growth technology companies in the healthcare and information services industries, most recently serving as President and Chief Executive Officer of ECIN before being acquired by Allscripts. Prior to joining ECIN in October 1999, Mr. Surges was General Manager of McKessonHBOC’s Resource Management Group, a supply management and healthcare information technology company. Mr. Surges joined HBOC in 1997 in connection with its acquisition of Enterprise Systems, Inc. Mr. Surges has served on the board of Merge Healthcare Inc. since June 2010.

Kent Alexander, 51, joined Allscripts in September 2010. Prior to joining Allscripts, Mr. Alexander was Senior Vice President and General Counsel of Emory University, a private research university and healthcare provider. Mr. Alexander joined Emory in 2000, managing the legal affairs of the University and of Emory Healthcare, comprised of three fully-owned hospitals, a 1500-physician practice group and several affiliates. Mr. Alexander is a former partner at King & Spalding LLP where he represented corporate clients and executives from 1992 to 1994 and again from late 1997 to 2000. He also served for over a decade in the United States Attorney’s office in Atlanta, first as an assistant United States Attorney from 1985 to 1992 and later as the presidentially-appointed U.S. Attorney from 1994 to 1997. Mr. Alexander has been appointed to state pro-bono leadership posts by Georgia Governors consecutively since 1999, including the Georgia State Ethics Commission.

John P. Gomez, 46, joined Allscripts in August 2010. Prior to joining Allscripts, Mr. Gomez served as the Executive Vice President and Chief Technology Strategy Officer of Eclipsys since December 2004. Mr. Gomez joined Eclipsys as Senior Vice President and Chief Technology Officer in August 2003. Prior to joining Eclipsys, he served from October 2002 to January 2003 as Senior Vice President and Chief Technology Officer at WebMD Corporation, a provider of health information services and publications. Prior to that, Mr. Gomez served from February 2001 to October 2002 as Chief Technology Officer and Senior Vice President of strategic business development at Brill Media Holdings, an e-commerce and media publication company. Previously, Mr. Gomez held management technology positions at Microsoft Corporation, HRBlock Advanced Technology and KYMA Technologies, Inc.

Laure McGraw, 46, joined Allscripts in January 2001 as a result of the acquisition of IDX Systems Corporation’s Internet subsidiary, ChannelHealth. Ms. McGraw is the President of Strategic Accounts. Ms. McGraw has spent the past fifteen years focused on clinical automation in various roles running implementations, development, and service groups with IDX and Allscripts. Ms. McGraw has served on the 2004 Board of Examiners for the Baldrige National Quality Program and is currently on the Board of Directors for TechAmerica.

Diane Adams, 50, joined Allscripts in August 2009. Diane Adams is our Executive Vice President, Culture and Talent. Prior to Allscripts, Ms. Adams held the position of Vice President, Human Resources, for Cisco. She led human resources for the Cisco sales organization on a global basis and for each of Cisco’s theatres (US & Canada, Japan, Europe, Emerging, and Asia Pacific). Prior to joining Cisco in 1995, Ms. Adams served in a number of leadership roles within Nortel and also founded and operated a consulting business focused on organization and leadership development. Ms. Adams serves on the International Juvenile Diabetes Research Foundation (JDRF) Board. She previously served on the JDRF Board of Directors for the Triangle/Eastern North Carolina chapter for seven years. She currently serves on the NC Board of Directors of “Communities in Schools” and the Communications Committee for the Raleigh, NC Chamber of Commerce.

Ownership of Allscripts Common Stock

The following table sets forth the number of shares of Allscripts common stock beneficially owned as of September 14, 2010 by:

•	our “Named Executive Officers” or “NEOs”;

•	each director;

•	all directors and executive officers as a group; and

•	each stockholder that we know to own beneficially more than 5% of Allscripts common stock based on information filed with the SEC.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding Allscripts common stock owned by a particular stockholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Percentage of ownership is based on 186,376,109 total shares of Allscripts common stock outstanding as of September 14, 2010, the record date for the annual meeting. Except as otherwise noted, the stockholders named in this table have sole voting and dispositive power for all shares shown as beneficially owned by them.

Named Executive Officers and Directors (1)	Shares of Common Stock Beneficially Owned	Options Exercisable and Restricted Stock Units Vesting Within 60 Days	Total	Percent of Class
Glen E. Tullman	1,080,371	868,541	1,948,912	1.0%
William J. Davis	331,824	326,052	657,876	*
Lee A. Shapiro	361,155	523,475	884,630	*
Eileen McPartland	40,731	—	40,731	*
Jeff A. Surges	151,784	34,965	186,749	*
Dennis H. Chookaszian	—	—	—	*
Eugene V. Fife	250,329	150,000	400,329	*
Marcel L. “Gus” Gamache	26,985	83,918	110,903	*
Philip D. Green	124,580	—	124,580	*
Edward A. Kangas	45,616	60,000	105,616	*
John G. King	10,000	—	10,000	*
Michael J. Kluger	103,185	81,052	184,237	*
Philip M. Pead	189,676	540,000	729,676	*
Stephen Wilson	—	—	—	—
All directors and executive officers as a group (18 persons)	3,125,983	3,344,044	6,470,027	3.5%

5% Stockholders	Shares of Common Stock Beneficially Owned	Percent of Class
Misys plc (2)	19,005,621	10.2%
FMR LLC (3)	16,082,327	8.6%

*	Amount represents less than 1% of our common stock.

(1)	Unless otherwise set forth in the following footnotes, the address of each beneficial owner is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.

(2)	Based upon information contained in a Schedule 13D/A filed with the SEC on August 31, 2010, Misys has shared and dispositive power with two of its subsidiaries, Kapiti Limited and ACT Sigmex Limited with respect to 19,005,621 shares as of August 27, 2010. The address for Misys is One Kingdom Street, Paddington, London W2 6BL, UK.

(3)	This information is derived from a Schedule 13G/A filed by FMR LLC on April 12, 2010. According to the Schedule 13G/A, FMR LLC had sole power to vote or direct the vote of 568,700 shares and sole power to dispose of or direct the disposition of 16,082,327 shares, and shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, no shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers, directors and 10% stockholders to file reports of ownership and changes of ownership of Allscripts common stock with the SEC. Based on a review of copies of these reports and amendments provided to us and written representations from executive officers and directors, we believe that, during fiscal 2010 and during the subsequent period through the date of this proxy statement, the following reports were not filed on a timely basis: Ms. McPartland—one report relating to her becoming subject to Section 16(a), two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Tullman—one report related to gifts of shares, two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Green—one report related to the disposition of shares, one report relating to the acquisition of shares, one report relating to the grant of an award pursuant to Rule 16b-3(d); Mr. Brian Vandenberg—two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Surges—two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Shapiro—two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Davis – two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Ms. Adams—one report relating to her becoming subject to Section 16(a), two reports relating to the grant or vesting of an award pursuant to Rule 16b-3(d); Mr. Kluger—one report relating to the grant of an award pursuant to Rule 16b-3(d); Mr. Gamache—one report relating to the grant of an award pursuant to Rule 16b-3(d); and Mr. Wilson—one report relating to him becoming subject to Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

Philip D. Green, Edward Kangas and Michael J. Kluger are the current members of the Compensation Committee. The board of directors has determined that Messrs. Green, Kangas and Kluger are each independent as defined in Rule 4200(a)(15) of NASDAQ’s listing standards. Pursuant to the Compensation Committee charter, the Compensation Committee has the sole authority to determine the compensation of the Company’s Chief Executive Officer, to review and approve the compensation of the Company’s other executive officers, and to review the compensation of the Company’s directors and recommend changes in the directors’ compensation to the board of directors. The Committee also oversees the administration of the Company’s incentive compensation plans, equity-based compensation plans and any material employee benefit, bonus, retirement, severance or other compensation plan. For additional information regarding the Compensation Committee and its charter, see “Corporate Governance Matters—Meetings and Committees of the Board of Directors—Compensation Committee” above.

Completion of Transactions

In connection with the consummation of the 2008 Misys Transactions, we changed our fiscal year end from December 31st to May 31st. For accounting purposes, the 2008 Misys Transactions are treated as a “reverse acquisition,” with Misys Healthcare deemed to be the accounting acquirer. As a result of the reverse acquisition accounting, Misys Healthcare’s financial statements became our historical financial statements. Please refer to our Form 10-K for the fiscal year ended May 31, 2009 for more information. However, a portion of the executive compensation tables set forth information with regard to compensation for services rendered to legacy Allscripts Healthcare Solutions, Inc. for periods prior to the consummation of the 2008 Misys Transactions on October 10, 2008 and is derived from the historical financial statements of legacy Allscripts. In the executive compensation tables that immediately follow this Compensation Discussion and Analysis, we are presenting information both for calendar 2008, which we refer to as “2008” and is derived in part from the historical financial statements of legacy Allscripts prior to October 10, 2008, and for the period from January 1, 2009 through the end of our 2009 fiscal year on May 31, 2009, which we refer to as the “Transitional 2009 Period.”

The combination of Allscripts and Misys has had a significant impact on the business scope and environment in which we operate. The significant increase in the size and complexity of our business subsequent to the 2008 Misys Transactions has increased the roles and responsibilities of many of our executives. The increased business scope and responsibilities has further raised the bar for the caliber of talent that we are required to attract and retain for our success.

Executive Pay Policy

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

•	Enable the Company to attract, motivate and retain its executive officers by providing incentives which are competitive in the executive market;

•	Reward outstanding performance for an individual’s direct contribution to company and business unit goals;

•	Provide long-term incentive compensation through equity grants;

•	Provide for compensation that is both externally competitive and internally equitable; and

•	Ensure our executive officers’ compensation is aligned with our corporate strategies and business objectives, and the long-term interest of our stockholders.

The principal components of the compensation program for the Company’s executive officers are base salary, cash payments under an annual bonus award plan and long-term incentive compensation in the form of restricted stock units, including performance-based restricted stock units. The Company also provides a 401(k) retirement savings plan with matching contributions, group health and welfare plans, group term life insurance and severance benefits upon a termination of employment under certain circumstances, including following a change of control of the Company. The Company does not maintain supplemental retirement programs or defined benefit pension plans for its executive officers because the Compensation Committee believes that the existing compensation arrangements enable the Company’s executive officers to adequately plan for their retirement.

Under the direction of the Compensation Committee, the Company has entered into employment agreements with each of its Named Executive Officers, or NEOs. Based on its experience with the Company, the Compensation Committee believes that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. One component of the NEO employment agreements is the severance arrangements. Each employment agreement provides for the payment of specified severance benefits upon termination of the NEO’s employment with the Company under certain circumstances. The Committee believes that it is necessary to enter into severance arrangements in order to attract and retain qualified executive officers. For a detailed discussion of the Company’s employment agreements with its NEOs, see “Potential Payments Upon Termination or Change of Control” included in this proxy statement.

Compensation Procedures

Role of Management. The role of the Compensation Committee is to align the executive compensation program with stockholders’ interests and our business strategy. The Compensation Committee believes this alignment can be best achieved by consulting with our senior management because of their familiarity with our day-to-day operations. As such, management provides the Compensation Committee with valuable insights into our day-to-day operations, what kinds of rewards and incentives are effective, and recommendations for compensation decisions. In fiscal 2010, the Compensation Committee consulted with Messrs. Tullman, Shapiro and Davis and Ms. Adams in formulating compensation plans and members of that group attended Compensation Committee meetings. No executive officer participates in the Compensation Committee’s deliberations over any component of his or her own compensation.

Role of Misys plc. Prior to the consummation of the 2008 Misys Transactions, and after the key business terms of the 2008 Misys Transactions had been agreed to, Misys negotiated amended and restated employment agreements with our NEOs, which set base salaries, target bonus levels and retention bonuses. The terms agreed to between Misys and our NEOs in large part determined the compensation of the NEOs in fiscal 2010. During fiscal 2010, the Compensation Committee also regularly consulted with internal management at Misys for input into compensation decisions for the Named Executive Officers. Misys and its board of directors also are responsible for the administration of the Misys Omnibus Share Plan under which Misys share and option incentive awards are granted.

Market Analysis. At the beginning of fiscal 2010, the Compensation Committee undertook a thorough review of the Company’s compensation program with respect to its NEOs and certain other members of senior management, in particular against those offered by a group of companies that include other healthcare technology companies and general software companies, listed below (the “peer group”). As part of this review, the Compensation Committee retained Mercer (U.S.) Inc., an independent compensation consultant (“Mercer”). Mercer provides expert knowledge of marketplace trends and best practices relating to competitive pay levels. In connection with its market analysis review, Mercer presented information regarding the compensation programs at companies included in the fiscal 2010 peer group. The peer group used in fiscal 2010 differed from the peer group used in 2008 in order to include companies with revenue ranges similar to combined Allscripts-Misys. Accordingly, SXC Health Solutions Corp., IMS Health, Inc., Citrix Systems, Inc., Fair Issac Corp., Epicor Software Corp., BMC Software Inc. and Novell Inc. were added to the fiscal 2010 peer group and The Trizetto Group, Inc., Quality Systems, Inc, Wind River Systems, Inc. and Verint Systems, Inc. were removed from the fiscal 2010 peer group.

For fiscal 2010, the peer group consisted of the following companies:

Healthcare Technology Companies	Software Companies
Eclipsys Corporation	Quest Software, Inc.
SXC Health Solutions Corp.	Informatica Corporation
IMS Health Inc.	Citrix Systems, Inc.
Cerner Corporation	MicroStrategy, Inc.
Progress Software Corporation
Fair Issac Corp
Lawson Software, Inc.
Epicor Software Corp
BMC Software Inc.
Novell Inc.

The Compensation Committee considered the recommendation of Mercer to evaluate whether the compensation being paid by the Company is competitive with those of its peer group and set a “benchmark” for NEO compensation. For fiscal 2010, the Compensation Committee sought to set total direct compensation to an amount within a competitive range of the median for similarly situated officers at the peer group. However, any benchmark is not applied rigidly in order for the Compensation Committee to retain flexibility to reward superior performance or reduce compensation for unsatisfactory performance.

Committee Process. As discussed above, the Compensation Committee continually reviews both the Company’s compensation philosophy and the actual compensation being paid. The Compensation Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. Other than as described above, the Compensation Committee did not engage third party human resource consulting firms in connection with setting executive compensation for fiscal 2010.

Elements of Compensation

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term stockholder value. The Compensation Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices against competitive data and make changes to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Compensation Committee’s stated goals. This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items. The principal components of compensation for our NEOs were:

•	cash compensation consisting of base salary and cash bonus;

•	equity compensation; and

•	perquisites and other personal benefits.

Base Salary. Base salaries are paid to the Company’s executive officers to compensate them for the performance of their respective job duties and responsibilities. The Compensation Committee reviews base salaries of the Company’s executive officers on an annual basis. In setting annual base salaries, the Compensation Committee takes into consideration the Company’s overall financial and operating performance in the prior year, the Company-wide target for base salary increases for all employees, market and competitive salary information, changes in the scope of an executive officer’s job responsibilities and other relevant factors. The Compensation Committee also reviews the executive officer’s performance and the performance of the divisions, business units and departments for which he or she is responsible. For the Chief Executive Officer, the Compensation Committee evaluates the Chief Executive Officer’s performance and determines the salary adjustment. For the other executive officers, the Compensation Committee receives an evaluation from the Chief Executive Officer on the executive officer’s performance and a recommendation for a salary adjustment.

Based on the competitive salary information discussed above under “Compensation Procedures – Market Analysis,” the Compensation Committee approved base salary increases for our Chief Executive Officer of $50,000, to $750,000, for fiscal 2010 and for Lee Shapiro of $125,000, to $600,000, effective June 13, 2009. With respect to Ms. McPartland, the Compensation Committee set her annualized base salary when she joined the Company in June 2009 at $600,000, pursuant to the terms of her employment agreement. In determining Ms. McPartland’s base salary, the Compensation Committee considered the market analysis described above and the compensation earned by Ms. McPartland at Misys, her previous employer. None of our other NEOs received a salary increase for fiscal 2010.

Bonuses.

Annual Incentive Plan.

Stockholders approved the Allscripts-Misys Healthcare Solutions, Inc. Incentive Plan (the “Incentive Plan”) at the Company’s October 8, 2009 Annual Meeting of Stockholders. The participants in the Incentive Plan in fiscal 2010 were the Chief Executive Officer and other eligible executive officers. The plan design enables the Compensation Committee to retain discretion to establish bonuses at levels appropriate to reflect the participants’ performance and other individual factors, while preserving the Company’s ability to deduct the bonuses to the greatest extent permitted under Internal Revenue Code Section 162(m).

For fiscal 2010, the Compensation Committee established a bonus pool under the Incentive Plan in an amount equal to 5% of the Company’s Adjusted Income from Operations in fiscal 2010, and allocated the pool among the participants to set the maximum amount that each could receive. This allows the Compensation Committee to exercise “negative discretion” in setting payouts under the Incentive Plan. Each Named Executive Officer’s target bonus was set much lower than the bonus pool allocation for each executive. If target levels of performance were attained, the payout for fiscal 2010 was 100% of base salary for Messrs. Tullman and Shapiro and Ms. McPartland and 75% of base salary for Messrs. Davis and Surges.

Performance objectives for the Incentive Plan are developed through a systematic process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Compensation Committee review. The Compensation Committee reviews management’s preliminary recommendations and establishes final financial targets and individual objectives. In establishing final targets, the Compensation Committee strives to ensure that the incentives provided pursuant to the Incentive Plan are consistent with the strategic goals set by the board of directors, that the goals set based on the financial budget are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of budgeted performance are attained, will be consistent with the overall NEO compensation program established by the Compensation Committee.

For fiscal 2010, the minimum revenue threshold required, which means consolidated revenue of the Company determined in accordance with U. S. generally accepted accounting principles, to receive a target

Incentive Plan payout was $603.9 million, with 100% of the target bonus funded at a revenue threshold of $710.5 million and maximum funding of 150% of target for revenue equal to or exceeding $852.6 million. The actual revenues for fiscal 2010 were $709.6 million, resulting in 95% funding of the target bonus amount based on a sliding scale for achievement. Additionally, the minimum adjusted income from operations threshold required, which was calculated as income from operations determined in accordance with U.S. generally accepted accounting principles plus an add back of expenses related to the mergers with Misys and Eclipsys and certain other non-recurring expenses (“Adjusted Income from Operations”), to receive a target Incentive Plan payout was $120.7 million, with 100% of the target bonus funded at an Adjusted Income from Operations threshold of $142.0 million and maximum funding of 150% of target for Adjusted Income from Operations at or in excess of $170.4 million. The actual Adjusted Income from Operations for fiscal 2010 was $145.7 million, resulting in 105% funding of the target bonus amount based on a sliding scale for achievement. Considering the actual results of these two performance measures, 100% of the target bonus was funded under the Incentive Plan. The Compensation Committee then determined the individual awards under the Incentive Plan based on achievement of pre-determined Company-wide, business unit and personal objectives, including strategy, customer satisfaction, synergies relating to the 2008 Misys Transactions and operating margins. Under the Incentive Plan, the Compensation Committee also has discretion to reduce NEO awards or determine that no awards will be paid. For fiscal 2010, the awards made to each of our NEOs were equal to their respective targets, consistent with the Company’s overall performance.

As a result of this process, the following payments were made to our NEOs under the Incentive Plan for fiscal 2010 (target amounts are also shown below):

Name	Incentive Plan Target Amount	Incentive Plan Payment
Glen E. Tullman	$750,000	$750,000
William J. Davis	$318,750	$318,750
Lee A. Shapiro	$600,000	$600,000
Eileen McPartland	$600,000	$600,000
Jeff A. Surges	$300,000	$300,000

Retention Bonuses.

As negotiated by Misys and our NEOs, as a result of the consummation of the 2008 Misys Transactions, the following retention bonus payments were made on October 31, 2009:

Key Executive	Retention Bonus Payment
Glen E. Tullman	$315,000
William J. Davis	$191,250
Lee A. Shapiro	$213,750
Eileen McPartland (1)	—
Jeff A. Surges	$73,050

(1)	Ms. McPartland commenced employment with the Company after the consummation of the 2008 Misys Transactions and, accordingly, was not eligible to receive a retention bonus award.

Stock-Based Awards. Under our Amended and Restated 1993 Stock Incentive Plan, the Compensation Committee may grant executive officers and other employees incentive and non-qualified stock options, restricted stock and other forms of stock-based awards. On January 1, 2006, Allscripts adopted Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) (formerly Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment”). FASB ASC Topic 718 requires companies to recognize stock-based compensation expense related to all stock awards issued to employees, including options, in the statement of operations based on their fair values on the date of the grant and after applying an estimated forfeiture rate. Due to the accounting requirements mandated by the adoption of FASB ASC Topic 718, Allscripts does not expect to grant options to employees in the future, and instead, expects to use awards of restricted stock units as stock-based incentives to employees. The issuance of restricted stock units for the Company’s executive officers is subject to the Compensation Committee’s discretion and is generally tied to the overall financial and operating performance of the Company, the individual performance of the executive officer and the performance of the business unit, department or function for which he or she is responsible.

Time-based restricted stock unit awards generally vest 25% on each of the first four anniversary dates from the date of grant, while performance-based restricted stock units only vest if the applicable performance conditions have been satisfied. The holders of restricted stock units are not entitled to vote the underlying shares of the Company’s common stock. Since October 10, 2008, restricted stock unit awards have included a dividend equivalent right entitling the award holder to cash payments on dividends, if any, declared and paid on the Company’s common stock.

The Compensation Committee believes the Stock Incentive Plan and the related issuance of restricted stock units is consistent with its stated objective of establishing an executive compensation system program that aligns the long-term interest of our executive officers with those of our stockholders.

The fiscal 2010 restricted stock unit grants set forth below were made by the Compensation Committee based on a number of considerations, including an analysis of compensation arrangements at the comparable companies listed above under “Market Analysis,” the Company’s year-over-year performance in revenue growth and earnings as compared to prior years and that of other comparable companies, the relative complexity of the business challenges faced by management and the environment in which the Company competes and the desirability of using equity grants to further align the interests of management with the stockholders of the Company.

All equity-based awards are made by the Compensation Committee, or a subcommittee thereof. The Committee does not delegate this responsibility to executive officers. The Compensation Committee has not selected a particular time each year in which equity-based awards are granted. There is no program, plan, or practice to time grants to our executives in coordination with the release of material non-public information. All restricted stock unit grants to executive officers have been in amounts approved solely by the Compensation Committee or a subcommittee of the Compensation Committee, in each case consisting solely of independent directors.

With an increased focus on performance-based compensation and strengthening the alignment of interests between our stockholders and executives, the Compensation Committee approved the granting of time-based restricted stock units and performance-based restricted stock unit awards for fiscal 2010. Based on the advice of Mercer and assuming target performance levels, half of the fiscal 2010 restricted stock unit awards were in the form of time-based restricted stock units and half were in the form of performance-based restricted stock units.

Time-Based Restricted Stock Units

During fiscal 2010, the Company granted time-based restricted stock units to each of the NEOs as set forth in the table below. All of the time-based restricted stock unit awards are subject to the Company’s standard four-year vesting schedule.

	Grant Date	Number of Underlying Shares
Glen E. Tullman	7/31/2009	65,294
William J. Davis	7/31/2009	21,765
Lee A. Shapiro	7/31/2009	31,341
Eileen McPartland	7/31/2009	58,039
Jeff A. Surges	7/31/2009	31,922

Performance-Based Restricted Stock Units

On July 31, 2009, Allscripts granted performance-based restricted stock units to the NEOs, in the following amounts:

	Grant Date	Target Award	Maximum Award
Glen E. Tullman	7/31/2009	65,294	81,618
William J. Davis	7/31/2009	21,765	27,206
Lee A. Shapiro	7/31/2009	31,341	39,176
Eileen McPartland	7/31/2009	58,039	72,549
Jeff A. Surges	7/31/2009	31,922	39,903

The closing price of Allscripts common stock on July 31, 2009 was $17.23 per share. To align the performance-based restricted stock unit awards with the Company’s strategic plans and its growth objectives, the Compensation Committee provided that the performance-based restricted stock units would be eligible for vesting only if the Company’s performance fell within a grid established by the Compensation Committee based on the Company’s adjusted income from operations (which is calculated as income from operations determined in accordance with U.S. generally accepted accounting principles plus an add back of expenses related to the mergers with Misys and Eclipsys and certain other non-recurring expenses) and consolidated revenue of the Company determined in accordance with U.S. generally accepted accounting principles. The grid provided that the restricted stock units would be forfeited and cancelled by the Company if the Company’s fiscal 2010 performance did not exceed 80% of both of the performance measures’ targets. The grid contemplated up to 125% of the award would be eligible for vesting if the Company’s performance equaled or exceeded 120% of both of the performance measures’ targets. The table below indicates the potential awards under the grid in relation to the performance goals. For fiscal 2010, the targets for adjusted income from operations and revenue were $142.0 million and $710.5 million, respectively.

Adjusted Income from Operations	120% of target	100%	106.25%	112.5%	118.75%	125%
	110% of target	87.5%	100%	106.25%	112.5%	118.75%
	100% of target	75%	87.5%	100%	106.25%	112.5%
	90% of target	37.5%	75%	87.5%	100%	106.25%
	80% of target	0%	37.5%	75%	87.5%	100%
		80% of target	90% of target	100% of target	110% of target	120% of target
Revenue

Under the terms of the restricted stock unit award agreements, if the Company’s performance resulted in any portion of the restricted stock units being eligible for vesting, then 50% of the award would vest on each of the first and second anniversaries of the grant date so long as the executive remained continuously employed by the Company. For fiscal 2010, the actual revenues were $709.6 million, resulting in 99.87% achievement of the performance goal, and the actual adjusted income from operations was $145.7 million, resulting in 102.61% achievement of the performance goal. Considering the actual results of these two performance measures, approximately 100.7% of the target awards were granted.

Perquisites

Allscripts generally does not provide its NEOs with significant perquisites and personal benefits in excess of $10,000. The total perquisites provided to each NEO are described in footnote 5 to the “Fiscal 2010 Summary Compensation Table” included in this proxy statement.

Severance Arrangements in Employment Agreements

Allscripts has entered into severance arrangements as a component of the employment agreements with members of our senior management team, including the NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Discharge,” as these terms are defined in the employment agreements. A termination following a “Change of Control” generally results in the NEOs receiving additional compensation. Additional information regarding the employment agreements, including a quantification of benefits that would have been received by our NEOs had termination occurred on May 31, 2010, is found under the heading “Potential Payments upon Termination or Change of Control” in this proxy statement.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these agreements help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change of control. The Compensation Committee also believes that these agreements are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Stock Ownership Requirements

All of our NEOs, and certain other of our executives, are subject to minimum stock ownership and retention requirements (including stock options, restricted stock and restricted stock units). For our NEOs, these requirements are included in each NEO’s employment agreement. An NEO could be terminated by the Company for “Cause” for failure to maintain the minimum level of ownership.

In the case of Messrs. Shapiro, Davis and Surges, they must maintain an ownership level with a fair market value equal to: (i) 100% of their respective base salaries on October 10, 2008 from October 10, 2008 through October 9, 2009; (ii) 66% of their respective base salaries on October 10, 2008 from October 10, 2009 through October 9, 2010; and (iii) 33% of their respective base salaries on October 10, 2009 from October 10, 2010 through October 9, 2011. In the case of Mr. Tullman, his minimum ownership level is measured as of the same periods noted above for Messrs. Shapiro, Davis and Surges, but with 200%, 133% and 66% as the required minimum percentages in clauses (i), (ii) and (iii) of the prior sentence, respectively. In the case of Ms. McPartland, her required minimum ownership percentages are the same as noted above for Messrs. Shapiro, Davis and Surges, but her measurement period is based on June 1, 2009, the date she commenced employment with the Company. As of May 31, 2010, each of Messrs. Tullman, Shapiro, Davis and Surges and Ms. McPartland satisfied the applicable ownership requirements.

Tax Considerations

Under Internal Revenue Code Section 162(m), a company generally may not deduct compensation in excess of $1,000,000 paid to the chief executive officer and the other three most highly compensated officers, other than the chief executive officer or the chief financial officer. Certain “performance-based compensation” is not included in compensation for purposes of the limit. The structure of Allscripts’ executive compensation program has not historically given rise to Section 162(m) concerns, although in connection with the consummation of the 2008 Misys Transactions and the resulting growth of the Company, it has become a focus. To that end, the Compensation Committee structures compensation to take advantage of the exemption under Section 162(m) to the extent practicable, while satisfying the Company’s compensation policies and objectives. The Compensation Committee recognizes the desirability of preserving the deductibility of payments made to the NEOs and will continue to assess the impact of Section 162(m) on its compensation practices. However, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that is the most effective in attracting, motivating and retaining the Company’s key executives.

Fiscal 2011 Compensation Program

Pursuant to employment agreement amendments adopted during fiscal 2011, several important modifications were made to the executive employment arrangements, including the following:

•

Eliminated “Single-Trigger” Change of Control Benefits: Where a “single-trigger” change of control benefit was provided, the employment agreements with the NEOs were modified to require either a failure to offer a “comparable job” (as defined in the amendments) or a “double-trigger” before the payout of any change of control benefits or the accelerated vesting of any equity awards.

•

Removed Excise Tax Gross-up Payments on Change of Control Benefits: Where a tax gross-up payment on change of control benefits was provided, the employment agreements with the NEOs were modified to remove excise tax gross-up payments on change of control benefits.

Please see the “Potential Payments upon Termination or Change of Control” section in this proxy statement for further information regarding the modifications to the NEOs’ employment agreements.

Retention Plan.

In connection with the merger with Eclipsys, Allscripts has established the Allscripts Healthcare Solutions, Inc. Incentive Retention Plan (the “Retention Plan”). In connection with the development of the Retention Plan, the Compensation Committee retained Hewitt Associates (“Hewitt”) to advise on the design of the Retention Plan and the costs and benefits associated with the Retention Plan. The Compensation Committee also received input from Mercer (U.S.) Inc., the Misys Compensation Committee’s independent compensation consultant.

The purpose of the Retention Plan is to retain certain highly qualified individuals in the employment of Allscripts, provide incentive and reward to such individuals to diligently and successfully complete the merger with Eclipsys, and to mitigate distractions to such individuals resulting from the transaction. The Retention Plan is administered by the Compensation Committee, which is authorized to select the Retention Plan’s participants. There are approximately 170 employees selected to participate in the Retention Plan, divided into five participation award levels. The blue award participants are Messrs. Tullman, Shapiro and Davis. The green award participation level has seven participants, including Ms. McPartland and Mr. Surges.

The total target value of the awards is 250% and 200% of a participant’s base salary (as of the close of the transaction) for awards blue and green, respectively. These awards consist of 50% cash and 50% performance-based restricted shares (“Performance Shares”). The cash awards vest periodically over two years beginning on the date of the closing of the merger as follows: 1/6 at each of the close of the merger and the 6, 12, 16, 20 and 24 month anniversaries of the closing of the merger. The Performance Shares vest up to 50% in each of the years following the closing of the merger based on the achievement of certain cost synergies and the booking of new integrated deals as established by the board of directors. Awards for the blue and green levels also will vest upon a termination due to death or disability, termination by Allscripts without cause or by the participant for constructive discharge. Awards not previously vested are otherwise forfeited upon termination of employment.

The following table indicates the potential dollar value of the cash and Performance Shares (valuing such Performance Shares on the date of grant) that have been awarded to the NEOs under the Retention Plan.

Executive Officers	Potential Target Award Value—Subject to Vesting and Performance Criteria
Glen Tullman	$1,875,000
Lee Shapiro	$1,500,000
William Davis	$1,062,500
Eileen McPartland	$1,200,000
Jeffery Surges	$ 800,000

Employment Agreements.

On July 31, 2010 Allscripts entered into an employment agreement with Glen E. Tullman which supersedes and replaces his existing employment agreement with Allscripts dated March 17, 2008. Pursuant to the terms of the employment agreement, Mr. Tullman will continue in the position of Chief Executive Officer of Allscripts. Mr. Tullman will report to, and his duties will be assigned by, the board of directors. The term of the employment agreement is for three years from August 24, 2010, the date of the closing of the Eclipsys merger, with automatic one-year renewals unless notice of termination by either Mr. Tullman or Allscripts is given at least 90 days prior to the expiration of the term. Mr. Tullman’s annual base salary will be $750,000. His annual target bonus opportunity will be 100% of base salary. Mr. Tullman will be eligible to participate in any benefit, perquisite or equity award program generally available to Allscripts’ senior executive employees. Equity awards will be made in the sole discretion of the board (or a committee thereof). Please see “Potential Payments Upon Termination or Change of Control” for information regarding the severance benefits available under Mr. Tullman’s amended and restated employment agreement.

Subsequent to fiscal 2010 year-end, Allscripts entered into amendments to employment agreements with each of Lee Shapiro, William J. Davis, Jeff Surges and Eileen McPartland. The amendments amended the severance provisions with respect to each of the NEOs. Please see “Potential Payments Upon Termination or Change of Control” for information regarding the severance benefits available under the amended employment agreements.

The amendment with Mr. Davis also provides for an increase in Mr. Davis’ annual base salary from $425,000 to $500,000 and an increase in his annual target bonus opportunity from 75% of base salary to 100% of base salary. The amendment with Mr. Shapiro updates his employment agreement to reflect his current base salary of $600,000 and current target bonus opportunity of 100% of base salary.

Compensation Committee Report

The Compensation Committee of the board of directors of Allscripts Healthcare Solutions, Inc. oversees Allscripts’ compensation program on behalf of the board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010 and the Company’s proxy statement to be filed in connection with Allscripts’ 2010 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE

Edward Kangas, Chairman*

Philip D. Green

Michael J. Kluger

*	Mr. Kangas was appointed to our board of directors in August 2010.

Fiscal 2010 Summary Compensation Table

The following table presents the total compensation of Allscripts’ Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving in such capacities at the end of fiscal 2010 for fiscal 2010, the Transitional 2009 Period (as described below), calendar year 2008 and calendar year 2007. In connection with the consummation of the 2008 Misys Transactions, we changed our fiscal year end from December 31st to May 31st. The table below includes historical compensation information both for calendar 2008, which we refer to as “2008” and is derived in part from the historical financial statements of legacy Allscripts prior to October 10, 2008, and for the period from January 1, 2009 through the end of our 2009 fiscal year on May 31, 2009, which we refer to as the “Transitional 2009 Period.” We refer to the five individuals in the table below as “Named Executive Officers” or “NEOs” in this proxy statement.

Name and Principal Position	Year (1)		Salary ($)	Bonus ($)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Glen E. Tullman	2010		741,667	315,000	2,250,031	750,000	15,572	4,072,270
Chief Executive Officer	2009	*	291,667	—	—	394,000	12,205	697,872
	2008		559,375	1,785,000	4,400,000	30,000	13,130	6,787,505
	2007		475,000	—	—	—	11,488	486,488

William J. Davis	2010		425,000	191,250	750,022	318,750	14,480	1,699,502
Chief Financial Officer	2009	*	177,083	—	—	180,000	11,575	368,658
	2008		408,541	1,283,750	2,099,992	30,000	13,040	3,835,323
	2007		400,000	—	—	—	11,565	411,565

Lee A. Shapiro	2010		594,792	213,750	1,080,011	600,000	15,572	2,504,125
President	2009	*	197,916	—	—	347,000	12,205	557,121
	2008		428,125	1,361,250	2,350,001	30,000	13,891	4,183,267
	2007		400,000	—	—	—	13,882	413,882

Eileen McPartland (6)	2010		491,667	—	2,000,024	600,000	56,824	3,148,515
Chief Operating Officer

Jeff A. Surges (6)	2010		400,000	73,050	1,100,032	300,000	14,480	1,887,562
Group President of Sales

*	The amounts in the table for “2009” are for the period from January 1, 2009 through the end of our 2009 fiscal year on May 31, 2009.

(1)	The “Year 2009” represents the Transitional 2009 Period of January 1, 2009 through May 31, 2009.

(2)	Messrs. Tullman, Davis, Shapiro and Surges received cash retention bonuses during fiscal 2010. These retention bonuses were negotiated in connection with the consummation of the 2008 Misys Transactions. In addition, during calendar year 2008, Messrs. Tullman, Davis and Shapiro were paid cash bonuses that vested upon consummation of the 2008 Misys Transactions in the amounts of $1,785,000, $1,083,750, and $1,211,250, respectively.

(3)	For fiscal 2010, the amounts in this column represent awards granted under Amended and Restated 1993 Stock Incentive Plan (the “Stock Plan”). The amounts reported in this column assume the probable outcome of the performance conditions with respect to the performance-based restricted stock unit awards and are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value assuming maximum performance with respect to the performance-based restricted stock units is as follows: Mr. Tullman $1,406,278; Mr. Davis $468,759; Mr. Shapiro $675,002; Ms. McPartland $1,250,019; and Mr. Surges $687,529. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718 in fiscal 2010.

(4)	For Fiscal 2010, these amounts reflect payments under Allscripts-Misys Healthcare Solutions Inc. Incentive Plan (the “Incentive Plan”) and are based upon the attainment of pre-established performance objectives. Please see the “Compensation Discussion and Analysis” section of this proxy statement for more specific information regarding each NEO’s potential award under the Incentive Plan.

(5)	The amounts reported under “All Other Compensation” for fiscal 2010 include parking perquisites, 401(k) matching contributions, a housing allowance and taxable benefits for premiums paid for group life insurance as follows:

	Parking Expense Payments ($)	401(k) Matching Contribution ($)	Group Life Insurance Taxable Benefits ($)	Housing Allowance ($)		Tax Reimbursements ($)		Total ($)
Glen E. Tullman	3,840	9,800	1,932	—		—		15,572
William J. Davis	3,840	9,800	840	—		—		14,480
Lee A. Shapiro	3,840	9,800	1,932	—		—		15,572
Eileen McPartland	—	—	3,010	30,000	(A)	23,814	(B)	56,824
Jeff A. Surges	3,840	9,800	840	—				14,480

(A)	The housing allowance paid to Ms. McPartland was negotiated in connection with Ms. McPartland commencing employment with the Company. The amount reported represents the actual amount paid to Ms. McPartland for expenses incurred while commuting from Ms. McPartland’s residence in New Jersey and Allscripts’ offices in Raleigh, North Carolina.

(B)	The amounts reported for Ms. McPartland represent tax gross-ups for her housing allowance.

(6)	Ms. McPartland and Mr. Surges were not NEOs prior to fiscal 2010.

Fiscal 2010 Grants of Plan-Based Awards

The following table provides information regarding non-equity incentive plan awards and restricted stock unit awards granted in fiscal 2010 to the NEOs.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards					Stock Awards: Number of Shares of Stock or Units (#)		Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Glen E. Tullman	—	—	$750,000	(1)	$1,125,000	—	—		—		—		—	—	—
	7/31/2009	—	—		—	—	65,294	(2)	81,618	(3)	—		—	—	1,125,016
	7/31/2009	—	—		—	—			—		65,294	(4)	—	—	1,125,016
William J. Davis	—	—	$318,750	(1)	$478,125	—	—		—		—		—	—	—
	7/31/2009	—	—		—	—	21,765	(2)	27,206	(3)	—		—	—	375,011
	7/31/2009	—	—		—	—	—		—		21,765	(4)	—	—	375,011
Lee A. Shapiro	—	—	$600,000	(1)	$900,000	—	—		—		—		—	—	—
	7/31/2009	—	—		—	—	31,341	(2)	39,176	(3)	—		—	—	540,005
	7/31/2009	—	—		—	—	—		—		31,341	(4)	—	—	540,005
Eileen McPartland		—	$600,000	(1)	$900,000	—	—		—		—		—	—	—
	7/31/2009	—	—		—	—	58,039	(2)	72,549	(3)			—	—	1,000,012
	7/31/2009	—	—		—	—					58,039	(4)			1,000,012
Jeff A. Surges		—	$300,000	(1)	$450,000	—	—		—		—		—	—
	7/31/2009	—	—		—	—	31,922	(2)	39,903	(3)					550,016
	7/31/2009	—	—		—	—	—		—		31,922	(4)			550,016

(1)	These amounts reflect the target cash incentive compensation amounts under the Incentive Plan, which is 100% of annual salary for Messrs. Tullman and Shapiro and Ms. McPartland and 75% of annual salary for Messrs. Davis and Surges. Actual payout under the Incentive Plan is based on the achievement of performance goals.

(2)	This amount represents the target performance-based restricted stock units granted in fiscal 2010 under the Stock Plan. These restricted stock units vest based on the attainment of specified targets for adjusted income from operations (which is calculated as GAAP income from operations plus an add back of deal related amortization and one-time costs related to the 2008 Misys Transactions) and revenue.

(3)	This amount represents the maximum performance-based restricted stock units granted in fiscal 2010 under the Stock Plan. These restricted stock units vest based on the attainment of specified targets for adjusted income from operations (which is calculated as GAAP income from operations plus an add back of deal related amortization and one-time costs related to the 2008 Misys Transactions) and revenue.

(4)	These time-based restricted stock units granted under our Stock Plan vest 25% over four years and become fully vested on July 31, 2013.

(5)	The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2010 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718 in fiscal 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Allscripts entered into amended and restated employment agreements with Messrs. Tullman, Davis, Shapiro and Surges effective upon the closing of the 2008 Misys Transactions on October 10, 2008. In connection with her appointment to the position of Chief Operating Officer, on August 7, 2009, Ms. McPartland entered into an employment agreement with the Company, effective as of June 1, 2009. In the case of each NEO other than Mr. Tullman, the term of their agreements will expire in October 2011, but Allscripts may renew each agreement for additional one-year periods. Subsequent to the end of fiscal 2010, Mr. Tullman entered into a new employment agreement with the Company, which will expire on the third anniversary of the closing of the Eclipsys merger. Please see the “Compensation Discussion and Analysis” and the “Potential Payments Upon termination or Change of Control” for a discussion of the amendments to each of the NEO’s employment agreements subsequent to fiscal 2010.

Under the employment agreements, each of the NEOs were entitled to receive the following base salaries in fiscal 2010:

Name	2010 Salary
Glen E. Tullman, Chief Executive Officer	$750,000
William J. Davis, Chief Financial Officer	$425,000
Lee A. Shapiro, President	$600,000
Eileen McPartland, Chief Operating Officer	$600,000
Jeff A. Surges, Group President of Sales	$400,000

Each executive is also entitled to a performance bonus subject to the sole discretion of, and based upon criteria selected by the board of directors or a committee of the board of directors. In fiscal 2010, the target bonus for Messrs. Tullman and Shapiro and Ms. McPartland was 100% of such NEO’s respective base salary and for Messrs. Davis and Surges, 75% of their respective base salary, but, in each case could, based on performance, exceed such amount.

For a description of post fiscal 2010 modifications to the terms of each NEO’s employment arrangements with Allscripts, please see the Compensation Discussion and Analysis. For a description and quantification of benefits payable upon termination or a change of control as of May 31, 2010, see “Potential Payments Upon Termination or Change of Control” below.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth information regarding stock options and restricted stock units of the Company, and options to acquire ordinary shares of Misys, held by each of the NEOs at May 31, 2010.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Glen E. Tullman Chief Executive Officer	296,017 155,876 311,753	— — —		$1.70 $4.57 $5.13	6/24/2013 4/1/2014 12/31/2014
						314,685 65,294	(2) (3)	5,919,225 1,228,180	292,929 348,087 65,774	(5) (5) (6)	957,878 1,138,244 1,237,209
William J. Davis Chief Financial Officer	79,462 72,742 103,918	— — —		$1.70 $4.57 $5.13	6/24/2013 4/1/2014 12/31/2014
						209,790 21,765	(2) (3)	3,946,150 409,400	195,286 208,852 21,925	(5) (5) (6)	638,585 682,946 412,409
Lee A. Shapiro President	103,918 147,794 16,957 106,258 72,742 155,876	— — — — — —		$6.40 $2.71 $3.25 $1.70 $4.57 $5.13	9/27/2010 3/1/2011 7/26/2011 6/24/2013 4/1/2014 12/31/2014
						209,790 31,341	(2) (3)	3,946,150 589,524	195,286 236,202 31,572	(5) (5) (6)	638,585 772,381 593,869
Eileen McPartland Chief Operating Officer	— —	346,132 201,910	(4) (4)	$4.69 $2.17	5/1/2011 8/23/2011
						58,039	(3)	1,091,714	346,132 201,910 58,466	(5) (5) (6)	1,131,852 660,246 1,099,745
Jeff A. Surges	—	—		—	—
Group President of Sales						104,895 31,922	(2) (3)	1,973,075 600,453	97,642 161,611 32,157	(5) (5) (6)	319,289 528,468 604,873

Note: Multiple awards have been aggregated where the expiration date and the exercise and/or base price of the instruments are identical.

(1)	The amounts set forth in this column equal the number of restricted stock units indicated multiplied by the closing price of our common stock ($18.81) on May 28, 2010. In the case of Misys no cost option awards, the amounts set forth in this column equal the number of ordinary shares of Misys indicated multiplied by the closing price of Misys shares ($3.27) on May 28, 2010. The amounts assume all of the restricted stock units will vest based upon continued service.

(2)	Represents restricted stock units granted on October 28, 2008. The restricted stock units will vest in four equal annual installments of the grant date beginning on October 28, 2009.

(3)	Represents restricted stock units granted on July 31, 2009. The restricted stock units will vest in four equal annual installments of the grant date beginning on July 31, 2010.

(4)	Represents option awards to purchase ordinary shares of Misys that are subject to the achievement of Misys share price performance or the achievement of Misys earnings-per-share performance measures during the performance period.

(5)	The shares underlying these no cost option awards are ordinary shares of Misys and are subject to vesting based on Misys performance.

(6)	Represents restricted stock units granted on July 31, 2009. The restricted stock units vest if certain performance targets relating to adjusted income from operations (which is calculated as GAAP income from operations plus an add back of deal related amortization and one-time costs related to the 2008 Misys Transactions) and revenue are obtained.

Fiscal 2010 Options Exercises and Stock Vested

The following table sets forth: (i) the number of shares of Allscripts common stock, or as indicated below, ordinary shares of Misys acquired during fiscal 2010 upon the exercise of stock options and the value realized upon exercise and (ii) the number of shares acquired upon vesting of restricted stock or restricted stock unit awards and the value realized upon vesting.

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Glen E. Tullman	—		—	104,896		2,077,990
William J. Davis	—		—	69,931		1,385,333
Lee A. Shapiro	—		—	69,931		1,385,333
Eileen McPartland	132,214	(3)	400,586	88,609	(3)	325,978
Jeff A. Surges	—		—	34,966		692,676

(1)	Of the amounts shown in this column, Allscripts’ withheld the following shares to cover tax withholding obligations: Mr. Tullman—30,981 shares, Mr. Davis—23,741 shares, Mr. Shapiro—20,594 shares, Ms. McPartland—45,152 shares and Mr. Surges—10,297 shares.

(2)	The value realized equals the fair market value of Allscripts common stock on the vesting date, multiplied by the number of shares vested.

(3)	Represents ordinary shares of Misys acquired.

Potential Payments Upon Termination or Change of Control

As noted above under “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements,” we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise.

The estimated benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination taken place on May 31, 2010, the last day of our most recent fiscal year, based upon the closing price of our common stock ($18.81) on May 28, 2010.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Constructive Discharge” that are used in those agreements. For purposes of the employment agreements:

•

We have “Cause” to terminate an NEO for an NEO’s: (i) willful or grossly negligent failure to perform duties, (ii) violation of law which is materially injurious to the operations or reputation of Allscripts, (iii) conviction of a crime involving property of Allscripts or constituting a felony or involving fraud or moral turpitude, (iv) failure to maintain certain ownership levels of Allscripts common stock or (v) material violation of a general Company policy or refusal to follow lawful directors of the board of directors.

•

A “Constructive Discharge” under the employment agreements generally means: (i) a failure of Allscripts to meet its obligations, in any material respect, under the employment agreement, including, without limitation, a reduction of or failure to pay base salary, (ii) a material diminution in or other substantial adverse alteration in the nature or scope of an NEO’s responsibilities, or (iii) the relocation of more than fifty miles to an NEO’s principal place of business.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release of employment. They also include noncompete and nonsolicit provisions that would apply for one year following such NEO’s termination of employment and a confidentiality provision. Additionally, under the employment agreements prior to the post fiscal 2010 amendments, in the event that any payment by us to the NEOs would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we agreed to pay such executive an amount, net of taxes, equal to such excise tax amount.

Payment Obligations for Termination by Allscripts with Cause or upon Death or Disability or by the NEO without Constructive Discharge

If an NEO is terminated by Allscripts for Cause or as a result of the NEO’s death or disability (as defined in the employment agreements), or if an NEO terminates his or her employment without Constructive Discharge, he or she is entitled to receive:

•	accrued but unpaid base salary through the date of termination; and

•	earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs.

Payment Obligations for Termination by Allscripts Without Cause or due to Constructive Discharge.

If an NEO is terminated by Allscripts without Cause or an NEO terminates his or her employment for Constructive Discharge (except during the two-year period following a change of control), he or she is entitled to receive:

•	accrued but unpaid base salary through the date of termination;

•	earned but unpaid annual cash incentive compensation in respect of the fiscal year prior to the fiscal year in which the termination occurs (as determined and payable had there been no termination);

•	one times the sum of base salary plus target performance bonus, such amounts to be paid in 12 equal monthly installments;

•	continuation of health benefits for 12 months; and

•

pro-rata vesting of any unvested stock option or stock awards equal to (i) the number of shares of such award that would vest on the normal vesting date multiplied by (ii) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or grant date if no vesting date has occurred), and the denominator of which is the number of days between the last regular vesting date (or grant date if no vesting date has occurred) and the normal vesting date; provided, however, that for performance-based awards, vesting shall be subject to the satisfaction of, and based on the level of performance achieved, performance conditions.

Payments Upon a Change of Control; Severance Upon Termination Following a Change of Control.

Pursuant to each NEO’s employment agreement in effect in fiscal 2010, Messrs. Tullman, Davis, Shapiro and Surges would have received the following benefits upon the occurrence of a change of control:

•	full vesting of all unvested equity awards;

•	a lump sum cash payment equal to the sum of such NEO’s base salary and target bonus amount;

•

an additional lump sum payment in cash equal to the sum of such NEO’s base salary and target bonus amount, but only if Allscripts or representatives of the third party effecting the change of control do not offer the NEO a comparable job to be held after the change of control, regardless of whether the NEO remains employed by Allscripts or its successor following such change of control; and

•

if the NEO’s employment is terminated without Cause or due to Constructive Discharge during the two-year period following the change of control, continuation of health benefits for 12 months and an additional lump sum cash payment equal to the excess of the sum of such NEO’s base salary and target bonus amount less (but in no event resulting in a negative number) the amount of any payment to the NEO in connection with the lack of a “comparable job” offer described below.

Pursuant to Ms. McPartland’s employment agreement in effect in fiscal 2010, if a change of control occurs and, prior to the change of control, the Company or representatives of the third party effecting the change of control (as applicable) do not offer Ms. McPartland a comparable job to be held after the change of control and, on or within ten days following the change of control, Ms. McPartland terminates her employment then, so long as Ms. McPartland has remained continuously employed from June 1, 2009 through the date of a change of control, Ms. McPartland would have received:

•	full vesting of all unvested equity awards;

•	a lump sum cash payment equal to the sum of such NEO’s base salary and target bonus amount; and

•

if the NEO’s employment is terminated without Cause or due to Constructive Discharge during the two-year period following the change of control, an additional lump sum cash payment equal to the excess of the sum of such NEO’s base salary and target bonus amount less (but in no event resulting in a negative number) the amount of any payment to the NEO in connection with the lack of a “comparable job” offer described below.

A “comparable job” under each NEO’s employment agreements means employment following a change of control (i) with substantially the same duties and responsibilities as were held by the NEO immediately prior to the change of control, (ii) within 50 miles of the location at which the NEO provides services prior to such change of control and (iii) at the same or increased base salary and target performance bonus level as were in effect prior to such change of control.

The following table presents potential payments, as described above, to each NEO as if each NEO’s employment had been terminated as of May 31, 2010. The amounts presented in the table are in addition to amounts each NEO earned or accrued prior to termination, such as an NEO’s earned salary, previously vested options and RSUs and accrued vacation.

Name	Base Severance Pay (1x base salary and target bonus) ($)	Additional Severance Pay for Lack of Comparable Job ($)	Accelerated Vesting Of Equity Awards ($)	Continued Health Benefits ($) (1)	Total ($)
Glen Tullman
Death or Disability	—	—	—	—	—
By Allscripts for Cause or Executive without Constructive Discharge	—	—	—	—	—
By Allscripts without Cause or by Executive for Constructive Discharge	1,500,000	—	1,922,338	2,083	3,424,421
Change of Control (no termination and comparable job)	1,500,000	—	7,147,405	—	8,647,405
Change of Control (no termination and no comparable job)	1,500,000	1,500,000	7,147,405	—	10,147,405
Change of Control with Termination	1,500,000	1,500,000	8,384,614	2,083	11,386,697

William J. Davis
Death or Disability	—	—	—	—	—
By Allscripts for Cause or Executive without Constructive Discharge	—	—	—	—	—
By Allscripts without Cause or by Executive for Constructive Discharge	743,750	—	1,024,438	2,851	1,771,039
Change of Control (no termination and comparable job)	743,750	—	4,355,550	—	5,099,300
Change of Control (no termination and no comparable job)	743,750	743,750	4,355,550	—	5,843,050
Change of Control with Termination	743,750	743,750	4,767,959	2,851	6,258,310

Lee Shapiro
Death or Disability	—	—	—	—	—
By Allscripts for Cause or Executive without Constructive Discharge	—	—	—	—	—
By Allscripts without Cause or by Executive for Constructive Discharge	1,200,000	—	1,137,573	3,751	2,341,324
Change of Control (no termination and comparable job)	1,200,000	—	4,535,674	—	5,735,674
Change of Control (no termination and no comparable job)	1,200,000	1,200,000	4,535,674	—	6,935,674
Change of Control with Termination	1,200,000	1,200,000	5,129,543	3,751	7,533,294

Name	Base Severance Pay (1x base salary and target bonus) ($)	Additional Severance Pay for Lack of Comparable Job ($)	Accelerated Vesting Of Equity Awards ($)	Continued Health Benefits ($) (1)	Total ($)
Eileen McPartland
Death or Disability	—	—	—	—	—
By Allscripts for Cause or Executive without Constructive Discharge	—	—	—	—	—
By Allscripts without Cause or by Executive for Constructive Discharge	1,200,000	—	685,668	1,988	1,887,656
Change of Control (no termination and comparable job)	—	—	—	—	—
Change of Control (no termination and no comparable job)	1,200,000	—	1,091,714	—	2,291,714
Change of Control with Termination	1,200,000	—	2,191,459	—	3,391,459

Jeff A. Surges
Death or Disability	—	—	—	—	—
By Allscripts for Cause or Executive without Constructive Discharge	—	—	—	—	—
By Allscripts without Cause or by Executive for Constructive Discharge	700,000	—	760,781	2,851	1,463,632
Change of Control (no termination and comparable job)	700,000	—	2,573,528	—	3,273,528
Change of Control (no termination and no comparable job)	700,000	700,000	2,573,528	—	3,973,528
Change of Control with Termination	700,000	700,000	3,178,401	2,851	4,581,252

Post Fiscal 2010 Changes to NEO Employment Agreements

Subsequent to fiscal 2010 year end, the Company entered into a new employment agreement with Mr. Tullman and amended the terms of the employment agreements with Messrs. Shapiro, Davis and Surges and Ms. McPartland. Below is a brief summary of the amendments to the severance provisions included in each of the NEO’s employment agreements.

Glen E. Tullman

Mr. Tullman’s amended and restated employment agreement modified the terms of Mr. Tullman’s employment relationship with the Company by, among other modifications, eliminating: (1) Mr. Tullman’s right to receive a gross up payment for any excise taxes imposed under Internal Revenue Code Sections 280G and 4999; and (2) single-trigger payments to Mr. Tullman and full equity award vesting upon the occurrence of a change of control. Under the terms of Mr. Tullman’s amended employment agreement, upon a termination by Allscripts without Cause or by Mr. Tullman for Constructive Discharge (as such terms are defined in the employment agreement), Mr. Tullman will receive 12 months of continued base salary plus target bonus, 12 months of continued health and dental coverage and, with respect to outstanding equity awards, pro rata vesting of the current vesting tranche plus one additional year’s vesting. If a change of control (as defined in the employment agreement) occurs and prior to such event Mr. Tullman is not offered a comparable job (as defined in the employment agreement) by Allscripts (or its successor), then Mr. Tullman will receive a lump sum payment equal to two times the value of his annual base salary plus target bonus and full vesting of outstanding equity awards. If a termination by Allscripts without Cause or by Mr. Tullman for Constructive Discharge occurs within two years of a change of control or within 180 days before a change of control and in connection with such event, Mr. Tullman will receive a lump sum payment equal to two times the value of his annual base salary plus target bonus (reduced by any payment made to him because he was not offered a comparable job), 12 months of continued health and dental coverage and full vesting of outstanding equity awards. Mr. Tullman is subject to noncompetition and nonsolicitation of employees covenants during his employment and for one year thereafter, as well as confidentiality restrictions and Allscripts stock ownership requirements.

Amendments to Executive Employment Agreements

The amendments with Messrs. Shapiro, Davis and Surges modified the employment agreements of each executive by eliminating: (1) the executive’s right to receive a gross up payment for any excise taxes imposed under Internal Revenue Code Sections 280G and 4999; and (2) single-trigger payments to the executive and full equity award vesting upon the occurrence of a change of control. The amendments also provide that, if a change of control occurs and prior to such event the executive is not offered a comparable job (as defined in the amendment) by Allscripts (or its successor), the executive will receive a lump sum payment equal to two times the value of his annual base salary plus target bonus and full vesting of outstanding equity awards. Prior to the amendments, the executive would have received a lump sum payment equal to the value of his annual base salary plus target bonus (but would have been fully vested in his equity awards due to the single-trigger vesting). Moreover, the amendments provide that if a termination by Allscripts without Cause or by the executive for Constructive Discharge occurs within two years after a change of control or, in the case of Messrs. Shapiro’s and Davis’ amendments, within 180 days before a change of control and in connection with such event, the executive will receive a lump sum payment equal to two times the value of his annual base salary plus target bonus (reduced by any payment made to him due to no comparable job as described above) and full vesting of outstanding equity awards. Prior to the amendments, the executive would have received a lump sum payment equal to the value of his annual base salary plus target bonus (reduced by any payment made to him due to no comparable job). In addition, in connection with a termination by Allscripts without Cause or by the executive for Constructive Discharge, the amendments provide the executive will receive, with respect to outstanding equity awards, pro rata vesting of the current vesting tranche plus one additional year’s vesting.

The amendment with Ms. McPartland eliminates her right to receive a gross up payment for any excise taxes imposed under Internal Revenue Code Sections 280G and 4999. The amendment also provides that upon a termination by Allscripts without Cause or by Ms. McPartland for Constructive Discharge, Ms. McPartland will receive, with respect to outstanding equity awards, pro rata vesting of the current vesting tranche plus one additional year’s vesting. In the event of a termination by Allscripts without Cause or by Ms. McPartland for Constructive Discharge within the two years following a Change of Control, the amendment provides for Ms. McPartland to fully vest in all unvested equity awards.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of May 31, 2010 about Allscripts common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans, including our Amended and Restated 1993 Stock Incentive Plan and our 2001 Non-statutory Stock Option Plan. Stockholders did not approve the 2001 Non-statutory Stock Option Plan, which is described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (b)) (c)
Equity compensation plans approved by security holders	5,842,998	$3.79	5,078,549
Equity compensation plans not approved by security holders	919,044	$2.46	104,501
Total (1)	6,762,042	$3.41	5,183,050

(1)	Excludes 1,919 shares subject to options outstanding pursuant to the ChannelHealth Incorporated 1999 Stock Option Plan, which we assumed in connection with our 2001 acquisition of ChannelHealth Incorporated (the “ChannelHealth Options”). The ChannelHealth Options have a weighted-average exercise price of $13.29 per share.

2001 Non-statutory Stock Option Plan

The board originally adopted the 2001 Non-statutory Stock Option Plan (the “2001 Plan”) on January 31, 2001 and has amended the Plan from time to time. The 2001 Plan was not approved by our stockholders. The 2001 Plan will terminate on January 31, 2011. Currently, the board of directors may amend or terminate the 2001 Plan at any time, subject to NASDAQ stockholder approval requirements. Under the 2001 Plan, the Compensation Committee may grant stock options to key individuals performing services for us, including employees (other than officers or directors), consultants and independent contractors.

Since its inception, 4,500,000 shares of common stock have been reserved for issuance under the 2001 Plan. At May 31, 2010, there were 919,044 shares of common stock reserved for issuance upon exercise of options and 104,501 shares available for future issuance under the 2001 Plan. The number of shares underlying options made to any one participant in a calendar year may not exceed 1,000,000 shares. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of our outstanding common stock.

The Compensation Committee administers the 2001 Plan. Subject to the specific provisions of the 2001 Plan, the Compensation Committee determines award eligibility, timing, amount and terms of the options. The Compensation Committee also interprets the 2001 Plan, establishes rules and regulations under the 2001 Plan and makes all other determinations necessary or advisable for the 2001 Plan’s administration. Options under the 2001 Plan must be nonqualified stock options. The Compensation Committee may specify any period of time following the date of grant during which options are exercisable, so long as the exercise period is not more than ten years. Upon exercise, the option holder may pay the exercise price in such form as the Compensation Committee will provide. Unless otherwise permitted by the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934 and approved in advance by the Compensation Committee, an option under the 2001 Plan may not be sold, assigned or otherwise transferred during its holder’s lifetime.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” In accordance with our written policy, the Audit Committee is responsible for the review and approval of each related party transaction with Misys and its subsidiaries and each other related party transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% stockholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•

whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

All related party transactions below were either entered into before the counterparty became a related party or have been approved by the Audit Committee in conjunction with our policy described above.

Framework Agreement

On June 9, 2010, Allscripts entered into a Framework Agreement (the “Framework Agreement”) with Misys and Eclipsys, solely as a third party beneficiary of certain provisions of the Framework Agreement. Pursuant to the Framework Agreement, Allscripts and Misys agreed, among other things and subject to certain conditions, to reduce Misys’ existing indirect ownership interest in Allscripts. As of June 8, 2010, Misys held indirectly 79.8 million shares of Allscripts common stock, representing approximately 54.5% of the aggregate voting power of Allscripts’ capital stock. As of September 14, 2010, Misys held indirectly approximately 19 million shares of Allscripts common stock, representing approximately 10.2% of the aggregate voting power of Allscripts’ capital stock.

Misys and Allscripts consummated the following transactions pursuant to the terms of the Framework Agreement:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys, which held 61.3 million shares of Allscripts common stock, was transferred to Allscripts in exchange for 61.3 million newly issued shares of Allscripts common stock (such shares being referred to as the “Exchange Shares” and the transaction described in this bullet being referred to as the “Exchange”);

•

Allscripts repurchased from Misys 24.4 million Exchange Shares at an aggregate purchase price of $577.4 million (the “Share Repurchase”), which included a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in Allscripts (based on the volume weighted average price of Allscripts common stock for the ten trading days immediately prior to the signing of the Framework Agreement);

•	Misys sold additional shares of Allscripts common stock in an underwritten secondary public offering (the “Secondary Offering”); and

•

Misys required that Allscripts repurchase from Misys or from one or more of its indirect subsidiaries approximately 5.3 million additional shares of Allscripts common stock at an aggregate purchase price of $101.6 million.

The Exchange, Share Repurchase and Secondary Offering are referred to as the “Coniston Transactions.”

Relationship Agreement

In connection with the entry into the 2008 merger agreement with Misys, Allscripts and Misys entered into a Relationship Agreement dated as of March 17, 2009, as amended (the “Relationship Agreement”). The Relationship Agreement set forth the agreement between Misys and Allscripts with respect to certain governance and other matters, including the composition of Allscripts’ board of directors, a voting agreement from Misys and a standstill agreement that Misys would not acquire more than 60 percent of the fully-diluted number of shares of Allscripts common stock. Pursuant to the Relationship Agreement, Misys agreed to cause all shares of our common stock held by it or any of its subsidiaries to be both represented at each meeting where directors are to be elected and voted in favor of the election of all of the director nominees nominated.

Pursuant to the Framework Agreement, on August 20, 2010, Allscripts and Misys entered into an Amended and Restated Relationship Agreement (the “Amended and Restated Relationship Agreement”), which amends and restates the terms of the Relationship Agreement. The Amended and Restated Relationship Agreement reduces the number of Allscripts directors that Misys has a right to nominate from six to two directors and provides that such number will be permanently reduced to one director if Misys owns less than 15.5 million shares of Allscripts common stock. The Amended and Restated Relationship Agreement further provides that such right will be permanently eliminated if Misys owns less than 5.0% of the then outstanding shares of Allscripts common stock or takes certain actions specified in the standstill provision referred to in the paragraph below.

The Amended and Restated Relationship Agreement also contains a customary standstill provision, which restricts Misys’ ability to acquire Allscripts securities for a period of five years after the closing of the Coniston Transactions. In addition, for a period of eighteen months after the closing of the Coniston Transactions, Misys is obligated, subject to certain exceptions, to not deploy, sell, license or market any electronic medical health record or physician practice management software, related applications or solutions in any country in the world where Allscripts is conducting such operations on the date of the Framework Agreement, or utilize the name Misys or any trade name, trademark, brand name, domain name or logo containing or associated with the name Misys in connection with any health information technology solutions.

Bank Guarantees

Pursuant to the Framework Agreement, Misys has obtained (i) a bank guarantee issued in favor of Allscripts on August 17, 2010 and delivered on August 20, 2010 by The Royal Bank of Scotland plc (“RBS”) in an amount of $168 million to support Misys’ obligation to indemnify Allscripts and its affiliates from, among other taxes, taxes imposed on Coniston, Inc., a Delaware corporation acquired by Allscripts in connection with the Coniston Transactions, as a result of the Coniston Transactions and certain related restructuring transactions and (ii) a bank guarantee issued in favor of Allscripts on August 17, 2010 and delivered on August 20, 2010 by RBS in an amount of $45 million to support Misys’ obligation to indemnify and hold harmless Allscripts and its affiliates from taxes imposed on Coniston, Inc. for periods ending on and prior to the closing date of the Coniston Transactions.

Registration Rights Agreement

On June 9, 2010, Allscripts entered into a registration rights agreement with Misys which provides that, for so long as Misys holds at least 5% of the then outstanding number of shares of Allscripts common stock, Misys has the right to require Allscripts on not more than three occasions to file a registration statement under the Securities Act of 1933, as amended, registering the sale of all or a portion of the shares of Allscripts common stock owned by Misys that are not otherwise freely tradable. Allscripts has the right to defer the filing of such registration statement if doing so would impede any material transaction involving Allscripts, adversely affect any financing contemplated by Allscripts or require disclosure of any material non-public information that, if disclosed at such time, would be harmful to the interests of Allscripts or its stockholders. For a period of three years after the date of the Registration Rights Agreement, Misys may participate in any registration statement proposed to be filed by Allscripts, subject to restrictions if Misys’ participation would adversely affect Allscripts’ registration. Misys will be subject to a customary lock-up in connection with any equity offering by Allscripts unless the underwriters notify Misys that less than 80% of Misys’ shares requested to be included in the offering can actually be included in such offering, and Misys decides not to participate in the offering.

Allscripts agreed to pay all reasonable expenses incurred in connection with a demand or other registration, other than expenses of counsel for Misys, any underwriting discounts or commissions, and also agreed to indemnify Misys from losses incurred as a result of material misstatements or omissions in such registration statement.

Shared Services Agreement

Allscripts and Misys entered into a Shared Services Agreement dated as of March 1, 2009 as amended on June 9, 2010 (the “Shared Services Agreement”). The Shared Services Agreement expired in accordance with its terms on August 20, 2010. The Services Agreement was approved by the Audit Committee. The services provided to Allscripts included: (1) human resource functions such as administration, selection of benefit plans and designing employee survey and training programs; (2) management services; (3) procurement services such as travel arrangements, disaster recovery and vendor management; (4) research and development services such as software development; (5) access to information technology, telephony, facilities and other related services at Misys’ customer support center located in Manila, The Philippines; and (6) information system services such as planning, support and database administration. During fiscal 2010, Allscripts provided Misys with certain tax, facility space and payroll processing services. During fiscal 2010, Allscripts incurred $14.4 million in expenses for services provided by Misys under the Shared Services Agreement.

Transition Services Agreement

Pursuant to the Framework Agreement, on August 20, 2010, Allscripts and Misys entered into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which each party will continue to provide to the other certain services and personnel to support the other’s business, which services were previously provided under the Shared Services Agreement. The services that Misys agreed to provide Allscripts under the Transition Services Agreement include research and development services, customer support services and information systems services while Allscripts agreed to provide Misys financial services and tax services.

Stock Repurchase Agreement

On February 10, 2009, Allscripts entered into a Stock Repurchase Agreement (the “Repurchase Agreement”), with Misys, Misys Patriot Ltd. (“Misys UK Holdings”), and Misys Patriot US Holdings LLC (“Misys US Holdings” and collectively with Misys and Misys UK Holdings, “Misys”). Pursuant to the Repurchase Agreement, and during the two-year term of Allscripts’ previously announced open market purchase program, Allscripts had agreed to purchase from Misys, and Misys had agreed to sell to Allscripts, the number of shares of Allscripts’ common stock needed to keep Misys’ ownership percentage in Allscripts unaffected by the open market repurchases made by Allscripts. The repurchase price for any shares acquired pursuant to the Repurchase Agreement were the weighted average purchase price paid by Allscripts for all other shares acquired in the open market program. During the year ended May 31, 2010, Allscripts did not repurchase any shares from Misys pursuant to the Repurchase Agreement.

In connection with the closing of the Coniston Transactions, the Repurchase Agreement was terminated. No early termination penalties were incurred by Allscripts in connection with the termination of the Repurchase Agreement.

License Agreement

On October 10, 2008, Misys Open Source Solutions LLC, a subsidiary of Misys, licensed to Misys Healthcare on a nonexclusive, royalty-free, worldwide basis the proprietary components of the Misys Connect software owned by Misys’ open source division for use in healthcare information technology products and services (the “Proprietary License”). Under the terms of the Proprietary License, Misys Healthcare, Allscripts and Allscripts’ wholly-owned subsidiaries may license use of the proprietary Misys Connect software to their customers and are responsible for maintaining and supporting their customers’ use of the licensed Misys Connect software. The Proprietary License was entered into before Allscripts and Misys became related parties.

Misys Open Source Solutions Agreements

Allscripts and Misys Open Source Solutions, LLC (“MOSS”), a wholly-owned subsidiary of Misys, entered into a Consulting Agreement effective as of May 31, 2009. On August 17, 2010, Allscripts and MOSS entered into a Statement of Work that provides for MOSS to provide implementation services for up to 400 physicians related to the connectivity and integration of their e-prescribing and practice management systems into the Connecticut Health Information Exchange. Payment will consist of $800 per implemented physician, up to a total of $320,000. The work contemplated by this Statement of Work is anticipated to be completed by July 1, 2011.

Allscripts also entered into a Master Teaming Agreement for Proposals with MOSS, effective May 31, 2009. The Master Teaming Agreement was entered into for the purpose of establishing standards and conditions pursuant to which Allscripts and MOSS would act as a team for the purpose of preparing and submitting proposals to provide products and/or services to a customer where it is to their mutual benefit to do so. In the event that MOSS and Allscripts collaborate in preparing and submitting a proposal, an individualized teaming statement will be entered into between MOSS and Allscripts setting forth the specific terms and responsibilities of the parties.

Lease Agreement and Cost-Sharing Arrangement with BG Jet Corp.

Effective March 1, 2007, Eclipsys entered into a Lease Agreement and a Cost Sharing Agreement, each with BG Jet Corp., and an Assignment and Consent among Eclipsys, BG Jet Corp., NetJets Sales, Inc., NetJets Services, Inc. and NetJets Aviation, Inc. BG Jet Corp. is 50% owned by Mr. Eugene Fife, one of our directors who joined our board on August 24, 2010 in connection with the merger with Eclipsys. The NetJets entities are affiliated companies that in the aggregate provide a fractional aircraft interest and related services to BG Jet Corp. Eclipsys’ arrangement with BG Jet Corp. had an initial term of 11 months and was renewed for subsequent one year terms in February 2008, 2009 and 2010. Either Eclipsys or BG Jet Corp. may terminate the arrangement, without penalty, if Mr. Fife’s service on our board ceases, or as a result of a change in control of Eclipsys, or upon loss of use of the aircraft that is subject to the fractional interest, or upon transfer of the fractional interest in whole or part by BG Jet Corp.

BG Jet Corp. has agreed to make a portion of its fractional interest available to us. Pursuant to these agreements, (i) BG Jet Corp. leases its fractional interest to us from time to time to accommodate our flight needs, (ii) the NetJets entities provide directly to us the aircraft management services provided to BG Jet Corp. as part of the fractional ownership program, and (iii) Eclipsys and BG Jet Corp. divide the fixed monthly costs and hourly flight time charges according to each party’s respective usage of the fractional interest. This arrangement is structured to comply with applicable rules of the Federal Aviation Administration.

Our costs in connection with this arrangement include (i) fixed lease payments to BG Jet Corp. of $100 per month, (ii) payments to NetJets of our ratable share, based upon our usage, of the fixed monthly costs that BG Jet Corp. is obligated to pay to NetJets, and (iii) payments to NetJets for actual flight time used by Eclipsys, plus federal excise taxes, fuel surcharges, and other miscellaneous items such as landing fees. The monthly management fee and hourly flight costs are the actual costs to BG Jet Corp. pursuant to its arrangements with NetJets, so the transaction is structured as a pass-through of BG Jet Corp.’s costs and not to profit BG Jet Corp. In addition, we do not make any payment to BG Jet Corp. in respect of BG Jet Corp.’s capital investment in its fractional interest.

During the fiscal year ended December 31, 2009, Eclipsys used 12.8 hours of the fractional interest. The amount that can be considered to benefit Mr. Fife and therefore represents his interest in the transaction is approximately $14,400, consisting of 50% (commensurate with his 50% interest in BG Jet Corp.) of $1,200 in monthly rentals paid to BG Jet Corp. and approximately $27,500 payable to NetJets for fixed monthly maintenance costs that would otherwise be paid by BG Jet Corp. The balance, consisting of incremental hourly flight costs, would not benefit Mr. Fife. In addition to a nominal increase in the fixed monthly costs that BG Jet Corp. paid to NetJets in 2009, if we use more than 12.8 hours in 2010, the benefit to Mr. Fife would increase ratably consistent with the foregoing.

This related person transaction was reviewed and approved by the Eclipsys Audit Committee and the Eclipsys Board of Directors. The Eclipsys Audit Committee and the Eclipsys Board of Directors considered the business need for periodic access to private aircraft and alternative sources of access to private aircraft, and concluded that the transaction with BG Jet Corp. was beneficial to Eclipsys and on terms equal to or better than those available from unrelated third-party providers of private aircraft services. This arrangement will also be reviewed and, if continued, approved by the Allscripts Audit Committee.

Other

Warren Tullman, the brother of our Chief Executive Officer, Glen E. Tullman, is employed as Director, Market Segment. During fiscal 2010, Mr. Warren Tullman received compensation including a base salary of $140,000 per year, commission payments totaling $26,200, and was granted 1,161 restricted stock units.

Roy Surges Jr., the brother of Jeff Surges, our Group President of Sales, is employed as Enterprise Sales Executive—HSG at Allscripts. During fiscal 2010, Mr. Roy Surges received compensation including a base salary of $107,500 per year, commission payments totaling $139,900, and was granted 581 restricted stock units.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three directors, each of whom is independent, as defined in NASDAQ’s listing standards and SEC regulations. The Audit Committee operates under a charter adopted by the board and consistent with NASDAQ and SEC requirements.

Management is responsible for Allscripts’ financial reporting process, including its systems of internal and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Allscripts’ independent registered public accounting firm, appointed by the Audit Committee, are responsible for auditing those financial statements.

The Audit Committee of Allscripts held 28 meetings during fiscal 2010. During the meetings, discussions were had with management and PricewaterhouseCoopers LLP, Allscripts’ independent registered public accounting firm, regarding matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement on Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and

33-8183a. Discussions were also held with PricewaterhouseCoopers LLP regarding its independence from Allscripts. The Committee also received from PricewaterhouseCoopers LLP written disclosures and the letter regarding its independence required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Throughout fiscal 2010, management completed documentation, testing and evaluation of Allscripts’ internal control over financial reporting pursuant to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. At each quarterly meeting, management provided updates to the Audit Committee regarding progress made to complete management’s assessment of its internal control over financial reporting. As of July 27, 2010, management concluded that the internal control over financial reporting was effective at May 31, 2010. Management’s assessment and PricewaterhouseCoopers LLP’s audit of the effectiveness of internal control over financial reporting were included in Allscripts’ Annual Report on Form 10-K for the fiscal year ended May 31, 2010, under Item 9A, Controls and Procedures. The Audit Committee continues to oversee Allscripts’ efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2011.

During its meetings, the Audit Committee reviewed and discussed the unaudited quarterly and audited annual financial statements with management and PricewaterhouseCoopers LLP. Based on the foregoing, the Audit Committee recommended to the board that the audited financial statements be included in Allscripts’ Annual Report on Form 10-K for the fiscal year ended May 31, 2010, filed with the Securities and Exchange Commission.

Audit Committee

Marcel L. “Gus” Gamache, Chairman

Edward Kangas *

Michael J. Kluger

*	Mr. Kangas was appointed to our board of directors in August 2010.

PROPOSAL 2—APPROVAL OF THE AMENDMENT TO THE ALLSCRIPTS-MISYS HEALTHCARE

SOLUTIONS, INC. EMPLOYEE STOCK PURCHASE PLAN

General

The Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “ESPP”) was originally adopted by the board of directors on April 4, 2006. On January 6, 2010, the board of directors approved an amendment to the ESPP, subject to stockholder approval at the Annual Meeting of Stockholders, to, among other items, increase the number of shares available under the ESPP. At the Annual Meeting of Stockholders, stockholders will be requested to approve an amendment to the ESPP (the “Amendment”), which would, among other items, increase by 250,000 the number of shares of common stock available for issuance under the ESPP.

The purpose of the ESPP is to provide employees of Allscripts and its subsidiaries added incentive to promote the best interests of Allscripts by permitting eligible employees to purchase shares of our common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

The following summary of the Amendment and the ESPP is qualified in its entirety by reference to the complete text of the Amendment and the ESPP. Copies of the Amendment and the ESPP, as amended and restated, are attached to this proxy statement as Appendix A and B, respectively.

Key Provisions

•	Plan Term: 10 years

•

Eligible Participants: Only employees of Allscripts and participating subsidiaries will be eligible to be granted options to purchase shares of common stock under the ESPP, subject to certain restrictions as stated in the ESPP.

•

Shares Authorized: Subject to adjustment upon changes in capitalization of Allscripts as provided in the ESPP, the maximum number of shares which will be made available for sale under the ESPP will be 500,000 shares. Such 500,000 represents less than 1% of the common stock outstanding as of September 14, 2010. As of September 14, 2010, the closing price of our common stock was $17.52 per share.

•	Purchase Price of Shares: The purchase price will be 95% of the fair market value of a share on the last business day of the offering period.

Administration of the Plan

The ESPP will be administered by the Compensation Committee. The Compensation Committee will have full power and authority to interpret and administer the ESPP, to establish rules and regulations relating to the ESPP and to make all other determinations it deems appropriate for the proper administration of the ESPP.

Shares Reserved under the Plan

The number of shares of common stock available for purchase under the ESPP will not exceed 500,000, subject to adjustment by the Compensation Committee upon changes in capitalization. The Company will satisfy the exercise of all participant options under the ESPP through the Company’s purchase of shares in the open market.

Adjustments

In the event of a change in capitalization of Allscripts, the maximum number of shares of common stock available for purchase under the ESPP, the purchase price and the number of shares of common stock covered by each outstanding option under the ESPP will be appropriately adjusted by the board of directors or the Compensation Committee, whose determination will be final, binding and conclusive.

Eligible Participants

All employees who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year will be eligible to participate in the ESPP, except for certain limitations imposed by Section 423(b) of the Code. Under the Code, no employee is permitted to purchase any shares in the ESPP if such employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power of all classes of stock of Allscripts. In addition, no employee may purchase any shares under the ESPP having a collective fair market value in excess of $25,000 (determined by reference to the fair market value of the shares at the beginning of the offering period) in any one calendar year. As of September 14, 2010, approximately 2,500 employees were eligible to participate in the ESPP.

Participation in the ESPP

An employee shall be eligible to participate on the first day of the first offering period that begins after such employee’s first date of employment with Allscripts or a participating subsidiary. The ESPP will allow eligible employees to authorize payroll deductions of up to 20% of their base salary to be applied toward the purchase of full shares of common stock on the last day of the offering period. Offering periods under the ESPP will be approximately three (3) months in duration and will begin on each March 1, June 1, September 1, and December 1, or such other period designated by the Compensation Committee. Shares will be purchased on the last day of each offering period at a price of 95% of the fair market value of the common stock for such date as reported on NASDAQ.

Payroll Deduction Changes and Withdrawal

Except as otherwise provided by the Compensation Committee, a participant may change his or her payroll deduction percentage by properly completing and submitting an election change form to the Compensation Committee, with such change in election to be effective as of the first enrollment date following the date of filing of the election change form. A participant may also withdraw from participation in the ESPP at any time during an offering period and receive a refund of any cash amounts credited to his or her account. A participant’s withdrawal from an offering period will not have any effect upon his or her ability to participate in any subsequent offering periods.

Transferability

A participant’s rights under the ESPP are not transferable by the participant except by will or the laws of descent and distribution.

Termination of Employment

When a participant terminates employment for any reason, including voluntary termination, retirement or death, the cash amounts credited to such participant’s account that have not been used to purchase shares will be returned to the participant or, in the case of such participant’s death, to the person’s designated beneficiary.

Amendments and Termination

The board of directors or the Compensation Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the ESPP without notice; provided that no participant’s existing rights in respect of existing options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), Allscripts will obtain stockholder approval in such a manner and to such a degree as required.

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of our common stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences under the ESPP, based upon the laws in effect on the date hereof. Changes to these laws could alter the tax consequences described below. This summary is general in nature and does not discuss a number of considerations that may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income at the time shares of common stock are purchased for the employee under the ESPP. If an employee disposes of the common stock purchased under the ESPP within two years of the date the shares were purchased, the employee will recognize compensation taxable as ordinary income, and Allscripts will be entitled to a corresponding deduction, in an amount equal to 5% of the fair market value of the shares on the date the shares were purchased (i.e., the amount of the discount). The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. Allscripts will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the ESPP until after the date that is two years from the date such shares are purchased, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (a) 5% of the fair market value of the shares on the date the shares were purchased (i.e., the amount of the discount), and (b) the excess, if any, of the fair market value of the shares on the date of disposition over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long-term capital loss. Allscripts will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the ESPP.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendment to the ESPP.

The Board of Directors unanimously recommends a vote FOR the approval of the amendment to the Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan

PROPOSAL 3—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

On August 23, 2010, the board of directors approved the change of the fiscal year end from May 31st to December 31st. Our Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the seven month period ending December 31, 2010. PricewaterhouseCoopers LLP audited our financial statements for the period ended May 31, 2010. Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of PricewaterhouseCoopers LLP. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and the Audit Committee may reconsider the appointment. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

PricewaterhouseCoopers LLP audited the financial statements of Misys Healthcare Systems, LLC for its fiscal years ended May 31, 2007, 2006 and 2005 and Grant Thornton LLP audited the financial statements of legacy Allscripts for its fiscal years ended December 31, 2007, 2006 and 2005. The 2008 Misys Transactions were treated as a reverse acquisition for accounting purposes and, as such, the historical financial statements of the accounting acquirer, Misys Healthcare, have become our historical financial statements. The SEC has released guidance that, unless the same accountant reported on the most recent financial statements of both the accounting acquirer and the acquired company, a reverse acquisition results in a change of accountants. Upon the consummation of the 2008 Misys Transaction, the Audit Committee chose to (i) retain Grant Thornton LLP as Allscripts’ independent registered public accounting firm for the purpose of Grant Thornton LLP completing its review of Allscripts’ Form 10-Q for the quarterly period ended September 30, 2008 and (ii) engage PricewaterhouseCoopers LLP to be the independent registered public accounting firm for Allscripts for the fiscal year ending May 31, 2009, resulting in a change of accountants for Allscripts. Effective as of immediately after the November 10, 2008 filing of Allscripts’ Form 10-Q for the quarterly period ended September 30, 2008, Grant Thornton LLP was dismissed by the Audit Committee.

During Allscripts’ fiscal years ended December 31, 2007 and 2006, and during the subsequent interim period through October 17, 2008, we did not consult with PricewaterhouseCoopers LLP in regards to legacy Allscripts’ financial statements, which were audited by Grant Thornton LLP, with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that was rendered on legacy Allscripts’ financial statements or the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. During the fiscal years ended May 31, 2008 and 2007, and during the transition period through October 17, 2008, Misys Healthcare did consult with PricewaterhouseCoopers LLP, as its independent registered public accounting firm, with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; and (ii) the type of audit opinion that was rendered on Misys Healthcare’s financial statements or the type of audit opinion that might be rendered on Misys Healthcare’s financial statements.

No report issued by Grant Thornton LLP on the financial statements of legacy Allscripts for its fiscal years ended December 31, 2007, 2006 or 2005 contained an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during Allscripts’ fiscal years ended December 31, 2007 and 2006 and through the date on which Grant Thornton LLP was dismissed, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

We provided Grant Thornton LLP with a copy of the foregoing disclosures as contained in Item 4.01 of our Current Report on Form 8-K filed with the SEC on October 17, 2008 and the amendment thereto dated

November 17, 2008, and requested that Grant Thornton LLP furnish letters addressed to the SEC stating whether it agreed with the statements made by us included in such disclosure. A copy of such letters, dated October 17, 2008 and November 17, 2008, are filed as Exhibit 16.1 to that Current Report on Form 8-K and the amendment thereto, respectively.

The Board of Directors and Audit Committee unanimously recommend a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the seven month period ending December 31, 2010.

Disclosure of Independent Registered Public Accounting Firm Fees

The table below sets forth the fees billed for audit, audit-related, tax and all other services (including out-of-pocket expenses incurred by PricewaterhouseCoopers LLP in connection with providing such services and billed to us) paid to PricewaterhouseCoopers LLP for the fiscal years ended May 31, 2010 and 2009. Amounts in the table for periods prior to the consummation of the 2008 Misys Transactions on October 10, 2008 reflect amounts paid by Misys Healthcare to PricewaterhouseCoopers LLP.

	Fiscal Year Ended May 31, 2010	Fiscal Year Ended May 31, 2009
Audit fees	$1,727,787	$1,643,979	(1)
Audit-related fees	1,046,225	222,685	(1)
Tax fees	32,650	—
All other fees	97,427	2,130

Total:	$2,904,089	$1,868,794

(1)	Amount updated for $358,814 and $126,000 of fees omitted from the prior year disclosure of “Audit Fees” and “Audit-related fees,” respectively.

Audit fees relate to work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related fees relate to assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

Tax fees relate to all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities primarily in the area of corporate development, supporting other tax related regulatory requirements, and tax compliance and reporting.

All other fees are those associated with services not captured in the other categories. All other fees for fiscal 2010 relate to services provided to assist the Company in implementing more efficient accounting processes including month-end close.

Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm within the four categories identified above.

Prior to engagement, the Audit Committee pre-approves independent registered public accountant services within each category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members.

AVAILABILITY OF PROXY MATERIALS ON THE INTERNET

In lieu of distributing a printed copy of proxy materials for the annual meeting to each of our stockholders, we are making this proxy statement and our annual report for the period ended May 31, 2010 available on the Internet to our stockholders. Each of our stockholders who, as of the date on which the notice is mailed, has not requested to receive all proxy materials from us in printed form or via email will receive a notice regarding the Internet availability of such materials, which will include instructions on how to access them, as well as how to vote online.

If you received the notice and would prefer to receive a copy of the materials for the annual meeting or future annual meetings of our stockholders via email or receive a printed copy of such materials via mail at no charge, please follow the instructions for obtaining such materials on the notice.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single notice regarding the availability of proxy materials on the Internet or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate notice or a separate copy of proxy materials to one or more stockholders at a shared address to which a single notice or a single copy of proxy materials was delivered. Stockholders may request a separate notice or a separate copy of proxy materials by calling us at (312) 506-1230 or by mailing a request to our Secretary, Lee Shapiro, at Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654. Stockholders at a shared address who receive multiple notices or multiple copies of proxy materials may request to receive a single notice or a single copy of proxy materials in the future in the same manner as described above.

FUTURE PROPOSALS

The deadline has passed for submitting a proposal to be raised at the 2010 Annual Meeting of Stockholders. Stockholder proposals requested to be included in the Company’s 2011 proxy statement must be received by the Company not later than December 31, 2010. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2011 proxy statement, a proper stockholder proposal or director nomination may still be considered at the Company’s 2011 Annual Meeting of Stockholders, but only if the proposal or nomination is timely received by the Company. We intend to have our annual meeting on May 20, 2011 and, as a result, we intend to mail the proxy statement to our stockholders on or about April 8, 2011. We must receive your proposal in writing on or after December 21, 2010, but no later than January 20, 2011. Any notice (for proposals other than relating to the nominations of directors described above) must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

OTHER MATTERS

At the date of this proxy statement, Allscripts management does not know of any business to be presented at the annual meeting other than the matters set forth above. No other business may be brought before the annual meeting other than the matters set forth above and those matters which may arise in connection therewith. However, if any other matter shall properly come before this annual meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of annual meeting.

Appendix A

AMENDMENTS TO ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

EMPLOYEE STOCK PURCHASE PLAN (the “Plan”)

1. All references in the Plan to “Allscripts Healthcare Solutions, Inc.” hereby are deleted and replaced with “Allscripts-Misys Healthcare Solutions, Inc.”

2. The definition of “Compensation” set forth in Section 2 of the Plan hereby is amended by adding the following at the end thereof:

“and applied uniformly to all Participants with respect to the applicable offering.”

3. Section 7 of the Plan hereby is amended to add the following sentence at the end thereof:

“7. Grant of Option. On each Purchase Date, each Participant in an Offering Period shall be granted an Option to purchase on such Purchase Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price.”

4. The definition of “Offering Period” set forth in Section 2 of the Plan hereby is amended and restated to read in its entirety as follows:

“Offering Period means every three (3) month period beginning each March 1, June 1, September 1 and December 1 or such other period designated by the Committee.”

5. Section 8 of the Plan hereby is amended by inserting the following sentence immediately following the second sentence thereof:

“All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant.”

6. Section 8 of the Plan hereby is amended to add the following sentence at the end thereof:

“The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through the Company’s purchase of Shares from the open market and not through the issuance of new Shares.”

7. Section 9 of the Plan hereby is amended and restated to read in its entirety as follows:

“9. Approval by Shareholders. The amendment to the Plan to increase the number of Shares available from Two Hundred Fifty Thousand (250,000) Shares to Five Hundred Thousand (500,000) Shares shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date such amendment is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon. If such shareholder approval is not obtained, then the Plan shall terminate as of the 12-month anniversary of the date such amendment is adopted by the Board, and any Shares theretofore purchased under the Plan shall be treated as having been purchased under a plan that is not qualified under Section 423 of the Code.”

8. The first sentence of Section 14(b) of the Plan hereby is amended and restated to read in its entirety as follows:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan for Offering Periods ending after December 31, 2009 shall be Two Hundred Fifty Thousand (250,000) Shares.”

A-1

9. The Subsidiaries listed on Schedule A to the Plan hereby are deleted and replaced with the following “AllscriptsMisys, LLC”.

As adopted by the Board of Directors on January 6, 2010.

A-2

Appendix B

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

EMPLOYEE STOCK PURCHASE PLAN

Effective January 1, 2006

As Amended on January 6, 2010

1. Purpose. The purpose of the Plan is to provide Employees of the Company and Participating Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2. Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Allscripts-Misys Healthcare Solutions, Inc.

Business Day shall mean a day on which the NASDAQ Stock Market (“NASDAQ”) is open for trading.

Brokerage Account means the account in which the Purchased Shares are held.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Compensation Committee of the Board of Directors, or the designee of the Compensation Committee.

Company means Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation.

Compensation means the base pay received by a Participant, including commissions, overtime and bonuses, but excluding stock option awards, stock grants, expense reimbursements, relocation-related payments and automobile allowances. Forms of compensation not specifically listed herein shall be included or excluded from “Compensation” as determined in the sole discretion of the Committee and applied uniformly to all Participants with respect to the applicable offering.

Effective Date means January 1, 2006.

Employee means any individual who is a common law employee of the Company or any other Participating Subsidiary whose customary employment with such entity is (i) at least twenty (20) hours per week and (ii) for more than five (5) months per calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate. For purposes of the Plan, the term “employee” shall not include any individual who performs service for the Company or a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee, regardless of whether such individual is at any time determined to be a common law employee of the Company or a Participating Subsidiary.

Enrollment Date means the first Business Day of each Offering Period.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value on or as of any date means the “NASDAQ Official Closing Price” (as defined on www.nasdaq.com) (or such substantially similar successor price thereto) for a Share as reported on www.nasdaq.com (or a substantially similar successor website) on the relevant valuation date or, if no NASDAQ Official Closing Price is reported on such date, on the preceding day on which a NASDAQ Official Closing Price was reported; or, if the Shares are no longer listed on NASDAQ, the closing price for Shares as reported on the official website for such other exchange on which the Shares are listed.

Offering Period means every three (3) month period beginning each March 1, June 1, September 1 and December 1 or such other period designated by the Committee.

Option means an option granted under this Plan that entitles a Participant to purchase Shares.

Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

Participating Subsidiary means a Subsidiary that has been authorized by the Committee or the Board to extend the benefits of the Plan to its Employees. Participating Subsidiaries shall be listed on Schedule A hereto, which shall be updated as needed from time to time.

Plan means this Allscripts-Misys Healthcare Solutions, Inc. Employee Stock Purchase Plan.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Date means the last Business Day of each Offering Period, or such other date as shall be established by the Committee.

Purchase Price shall be, with respect to each Offering Period, 95% of the Fair Market Value of a Share on the Exercise Date for such Offering Period.

Purchased Shares means the full Shares issued pursuant to the exercise of Options under the Plan.

Shares means the common stock of the Company.

Subsidiary means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Eligibility.

(a) Only Employees of the Company or a Participating Subsidiary shall be eligible to be granted Options under the Plan.

(b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Options or options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time.

4. Exercise of an Option. Options shall be exercised on behalf of Participants in the Plan every Purchase Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period.

5. Participation.

(a) An Employee shall be eligible to participate on the first Enrollment Date that occurs after such Employee’s first date of employment with the Company or a Participating Subsidiary; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Company.

(b) An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c) Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

6. Payroll Deductions.

(a) A Participant shall elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 20% (or such greater amount as the Committee establishes from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 20%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

(b) A Participant may change his or her payroll deduction percentage under subsection (a) above by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form.

(c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

7. Grant of Option. On each Purchase Date, each Participant in an Offering Period shall be granted an Option to purchase on such Purchase Date a number of full Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price.

8. Exercise of Option. A Participant’s Option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. During a Participant’s lifetime, a Participant’s Option is exercisable only by him or her. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through the Company’s purchase of Shares from the open market and not through the issuance of new Shares.

9. Approval by Shareholders. The amendment to the Plan to increase the number of Shares available from Two Hundred Fifty Thousand (250,000) Shares to Five Hundred Thousand (500,000) Shares shall be submitted to the shareholders of the Company for approval within twelve (12) months after the date such amendment is adopted by the Board. Such shareholder approval may be obtained at a duly held shareholders’ meeting by the affirmative vote of the holders of a majority of the Shares of the Company present at the meeting or represented and entitled to vote thereon. If such shareholder approval is not obtained, then the Plan shall terminate as of the 12-month anniversary of the date such amendment is adopted by the Board, and any Shares theretofore purchased under the Plan shall be treated as having been purchased under a plan that is not qualified under Section 423 of the Code.

10. Administration.

(a) Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. The Plan shall be administered so as to ensure that all Participants have the same rights and privileges as are provided by Section 423(b)(5) of the Code.

(b) Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c) Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Company to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

11. Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant. No further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form, by the deadline prescribed by the Company. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

12. Termination of Employment. Upon termination of a Participant’s employment for any reason prior to the Purchase Date, whether voluntary or involuntary, including retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Company or a Participating Subsidiary, the payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Option will be automatically terminated.

13. Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

14. Stock.

(a) The stock subject to Options shall be common stock of the Company as traded on the NASDAQ or on such other exchange as the Shares may be listed.

(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan for Offering Periods ending after December 31, 2009 shall be Two Hundred Fifty Thousand (250,000) Shares. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c) A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

15. Designation of Beneficiary. A Participant may designate a beneficiary who is to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

16. Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

17. Adjustment of Number of Shares Subject to Options.

(a) Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Purchase Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger and shall be set by the Committee. The Company will notify each Participant in writing, as soon as administratively practicable prior to the New Exercise Date, that the Purchase Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

18. Amendments or Termination of the Plan.

(a) The Board of Directors or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Offering Periods, limit or increase the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, or (iii) the maximum of percentage of Compensation that may be deducted pursuant to Section 6(a), shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

19. No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of a Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

20. Notices and Communication. Any notice or other form of communication which the Company or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

21. Condition Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. General Compliance. The Plan will be administered and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and Company policies, including without limitation, the Company’s Insider Trading Policy.

23. Term of the Plan. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 18.

24. Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

SCHEDULE A

Subsidiaries Participating in the Plan

AllscriptsMisys, LLC

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. 222 MERCHANDISE MART, SUITE 2024 CHICAGO, IL 60654

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M27301-P01922	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. The Board of Directors recommends a vote FOR ALL of the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors			☐	☐	☐	________________________

	Nominees

	01)	Dennis Chookaszian	06)	John King
	02)	Eugene V. Fife	07)	Michael J. Kluger
	03)	Marcel L. “Gus” Gamache	08)	Philip M. Pead
	04)	Philip D. Green	09)	Glen E. Tullman
	05)	Edward A. Kangas	10)	Stephen Wilson

The Board of Directors recommends a vote FOR proposals 2 and 3.
								For	Against	Abstain

2.	Approval of the amendment to the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan to, among other items, increase the number of shares available for grant thereunder by 250,000.							☐	☐	☐

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M27302-P01922

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

November 4, 2010 9:00 AM local time

The undersigned hereby appoints Glen Tullman and Lee Shapiro as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them acting singly, to represent and vote, as designated on the reverse side, all the shares of common stock of Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), held of record by the undersigned at the close of business on September 14, 2010 at the Annual Meeting of Stockholders to be held November 4, 2010, promptly at Allscripts’ principal offices located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, or any adjournment or postponement thereof (the “Annual Meeting”), and authorizes and instructs said proxies to vote in the manner directed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the proposals set forth on the reverse side. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. If you wish to vote by telephone or via the Internet, please read the directions on the reverse side.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE OR THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.

Address Change/Comments: ______________________________________________________________________ ________________________________________________________________________________________________
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side